SB-2/A 1 sb2.htm SB-2/A4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FL (State or jurisdiction of incorporation or organization)	5013 (Primary Standard Industrial Classification Code Number)	65-0888146 (I.R.S. Employer Identification No.)

IDEAL ACCENTS, INC.
(Name of small business issuer in its charter)

IDEAL ACCENTS, INC.
10200 W. Eight Mile, Ferndale, Michigan 48220
(248-542-1100)
(Name address and telephone number of principal executive offices)

Joseph O'Connor
Ideal Accents, Inc.
10200 W. Eight Mile
Ferndale, MI  48220
(248) 542-1100
(Name address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed Maximum offering price per (1)	Proposed Maximum aggregate offering price	Amount of registration fee
Common Stock	4,471,955	$1.00	$4,471,955	$411.42

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c).  We have estimated the offering price to be $1.00 per share, the price at which our shares were most recently sold in an arms-length private placement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Ideal Accents, Inc.
a Development Stage Company

4,471,955 shares of common stock

The registration statement, of which this prospectus is part, relates to the offer for sale of 4,471,955 shares of our common stock by certain existing holders of these securities, referred to as selling shareholders throughout this document.

We will not receive any proceeds from the sale of shares by the selling shareholders. We will pay all expenses of registering the securities.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market. There is previously no market for our securities.

The selling shareholders will sell their shares at $1.00 per share until our securities are listed on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. SEE RISK FACTORS BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 30, 2003.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

IDEAL ACCENTS, INC.,

SUMMARY

Ideal Accents, Inc. (referred to in this document as Ideal) is a Florida corporation incorporated on January 21, 1999.

In December of 2001 Ideal acquired four Detroit, Michigan based companies and two Toronto, Ontario, Canada companies all active in the auto accessories business. Through its subsidiaries Ideal provides the sale and installation of styling accessories, vehicle electronics and performance enhancements for all makes and models of vehicles. The majority of Ideal's business is provided by the new car dealerships who sell accessories, electronics and enhancements to their customers that are not on vehicles in stock or not offered by the manufacturer. Less than 10% of Ideal's business is provided by walk-in retail customers who seek these same accessorization services.

Five of the six companies acquired four in Michigan and one in Ontario, operate accessory installation outlets and the sixth company provides consulting services to the industry. The consulting group is now establishing policies and systems to accommodate the integration of the individual operations and future expansion of the company.

The auto accessories industry at present is very fragmented with many independent operators who have limited exit strategies. Ideal believes there is an opportunity to add more accessory installation organizations through acquisitions and eventually cover all of the major markets in North America.

Ideal has a proven track record with successful management dating back to 1981. The management group has successfully operated and grown their business since startup or acquisition.

Ideal had no operating activities prior to the merger. The merger was accounted for as a recapitalization of the company. As a result, the historical operations of the combined Michigan companies are presented as the historical operations of Ideal. The acquisitions of the Canadian companies have been accounted for under the purchase method of accounting in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 141.

The following chart displays the corporate structure following completion of the acquisitions:

Ideal
Ideal accents, Inc. (Ferndale)	Ideal Accents (Nova Scotia) Company
JTM, Inc.	Ideal Accents Holdings Inc.
Ideal Accents, Inc. (Ann Arbor)	Somani Holdings Inc.
Ideal Accents, Inc. (Taylor)	AutoFun Canada Inc.
T.O.E., Inc.

FINANCIAL SUMMARY INFORMATION

The following tables set forth our summary financial data. These tables do not present all of our financial information. You should read this information together with our financial statements and the notes to those financial statements beginning on page F1 of this registration statement and the information under "Management's Discussion and Analysis". Substantially all of the information for the year ended December 31, 2001 and 2000, as well as the periods ending September 30, 2002 and 2001, relates to the operations of the four Michigan and two Ontario corporations: Ideal Accents Inc. (Ferndale), Ideal Accents Inc. (Ann Arbor), Ideal Accents Inc. (Taylor), T.O.E., Inc. (Troy), Somani Holdings, Inc., and AutoFun Canada, Inc. Ideal Accents Inc. (Ferndale) has a wholly owned subsidiary JTM, Inc. d/b/a Motor City Sunroof.

The summary information for the years ended December 31, 2001 and 2000 was derived from the audited financial statements included in this registration and has been prepared on the same basis as our financial statements. The summary financial information for the period ended September 30, 2002 and 2001 includes, in our opinion, all necessary adjustments consisting of normal accruals. Results of operations for interim periods are not necessarily indicative of results we may achieve for a full year. Historical results are not necessarily indicative of the results we may achieve in the future.

	Nine Months Ended September 30,		Year Ended December 31,
(In $000)	2002	2001	2001	2000

Statement of Operations Data

Sales	$ 6,989	$ 6,230	$ 8,365	$ 8,928
Cost of Goods Sold	5,147	4,504	6,146	6,590

Gross Profit	1,842	1,726	2,219	2,338

Operating Expenses, Interest Depreciation and Taxes	2,203	1,367	1,900	2,371

Net Income	$ (361)	$ 359	$ 319	$ (33)

Cash Flow Data

Operations	$ (34)	$ 438	$ 463	$ 91
Investing	(11)	(1)	18	(86)
Financing	34	(503)	(532)	58
Effect of Exchange Rate Changes	(3)	-	-	-

Net Cash Increase (Decrease)	$ (14)	$ (66)	$ (51)	$ 63

THE REGISTRATION

We are registering 4,471,955 shares of common stock, held by the selling shareholders in the list beginning on page 7, of the 9,968,255 shares of common stock issued and outstanding. Our subsidiary Ideal Accents Holdings Inc. has 5,250,958 exchangeable shares issued and outstanding, which are exchangeable for shares of common stock at any time and have equal voting and economic rights as common stock.

OFFERING PRICE OF THE SHARES

The selling shareholders will sell their shares at $1.00 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of these securities.

TRADING SYMBOL

If and when this registration statement becomes effective we intend to apply for a listing on the NASD OTC:BB.

FORWARD LOOKING STATEMENTS

The discussion contained in this prospectus contains "forward- looking statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes", "expects", "may", "will", "should", or "anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

RISK FACTORS

You should read and understand the following risk factors carefully before purchasing our common stock. Our actual results could differ materially from those anticipated in forward-looking statements as a result of many factors. This prospectus contains certain forward-looking statements based on current expectations, which involve risks and uncertainties. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. Investors in the common stock should have the ability to lose their entire investment since an investment in the common stock is speculative and involves a high degree of risk.

1. We will not be able to expand our business without additional financing. We will not receive any funds from the sale of the common stock being offered in this prospectus. We are dependent upon the receipt of additional financing to carry out our expansion plan. If we are unable to receive additional financing, we may not be able to achieve our expansion goals at all or on the time schedule set forth in this prospectus. The receipt of additional financing, if any, will be applied to our working capital needs to expand the business and acquisitions. We cannot assure you that such additional financing will be available when needed on acceptable terms.

2. Further dilution of our outstanding common stock could affect our ability to raise additional capital and the price of our stock. The sale of a substantial number of shares of common stock or the availability of additional shares of common stock for sale could cause a reduction in the price of our common stock, and limit our ability to raise additional capital for expansion. Sales of some or all of these shares or part thereof from time to time could have a substantially dilutive effect on the interests of current holders of common stock and could reduce the price of the common stock due to the additional supply of shares in the public marketplace. Any decrease in the price of the common stock could attract the attention of investors and encourage short sales of the common stock. Short sales could place further downward pressure on the price of the common stock. Any of these circumstances could reduce Ideal's ability to raise capital and devalue an investor's interest in the common stock.

3. Volatility in our stock price could affect our ability to raise capital. Volatility in the price and low trading volumes could affect our ability to raise additional capital. With limited trading, trades of a few thousand shares could have the ability to move the market price of the common stock, sometimes substantially adversely affecting the price of the common stock. The extent to which the price would recover over time, if at all, cannot be predicted. Accordingly, the market price of the common stock may be highly volatile. The market price of the common stock may be significantly affected or may fluctuate substantially due to factors such as the following: announcements by Ideal or its competitors concerning products or services, acquisitions, governmental regulatory actions, and general market and economic conditions.

4. For our expansion to succeed the market must accept our plan. If the marketplace does not accept a nationally consolidated provider of aftermarket accessories and services, we may not be able to establish ourselves in the market and expand as planned. In that case, investors in our common stock might lose all or a part of their investment.

5. Our ability to establish and maintain strategic alliances will affect our business. We believe that there are certain potential advantages to entering into one or more strategic alliances with major manufacturers or product providers. Although we have not entered into strategic alliances, we are actively seeking such alliances. Certain of our competitors and potential strategic suppliers may have entered into or may enter into agreements which may preclude such potential suppliers from entering into or continuing alliances with us. We cannot assure you that we will be successful in maintaining any such alliances, nor that we will be successful in entering into any strategic alliances on acceptable terms or, if any such strategic alliances are entered into, that we will realize the anticipated benefits from such strategic alliance.

6. We are dependent on maintaining product lines acceptable in the market. If we cannot demonstrate the advantages of our products, we may experience substantially reduced sales, the value of our common stock may decline, and investors may lose all or a part of their investment. The products that we currently offered are well accepted in the marketplace, yet our ability to be successful is dependent upon our ability to demonstrate the advantages and cost-effectiveness of these products over competing products.

7. We do not have trademark and copyright protection, which could be detrimental to our expansion. The success of our company depends on the development of brand recognition of Ideal. We have not filed for any trademark protection of our name or logo. This limits our ability to prosecute third parties who may use our name or a similar name or logo, we will also be limited in defending ourselves should any third party file a claim against us for trademark infringement. This could result in expensive litigation, which may lead to a devaluation of our common stock, and losses to investors.

8. We are subject to possible third party liability claims. The automotive industry experiences frequent litigation regarding faulty vehicles, parts and accessories. Suppliers of parts and sometimes installers are named in such lawsuits. We cannot assure you that we will not be named in such lawsuits, in the future, nor that involvement in such claims can adequately be covered by insurance or will not involve costly litigation that could cause us to go out of business.

9. Control of our company by management may affect our investors. Our officers and directors will beneficially own approximately 47.6% of the outstanding common stock and 82% of the exchangeable shares, which have equal voting rights to the common stock, or a total of 59.5% of the shares eligible to vote. Therefore, management has the ability to control or substantially influence both the election of the directors and the outcome of issues submitted to a vote of shareholders.

10. Our by-laws allow us to indemnify our officers and directors to limit their liability. Our Bylaws include provisions to eliminate, to the extent permitted by law, the personal liability of directors for monetary damages arising from a breach of their fiduciary duties as directors. Our Bylaws also include provisions to the effect that (subject to certain exceptions) we will indemnify, and upon request will advance expenses to, any director in connection with any action related to such a breach of their fiduciary duties as directors to the extent permitted by law. In addition, our Bylaws require that we indemnify any director, officer, employee or agent for acts, which such person conducted in good faith. This may reduce the likelihood of shareholders instituting derivative litigation against directors and officers. This may also discourage or deter shareholders from suing directors, officers, employees, and agents for breaches of their duty of care, even though such action, if successful, might otherwise benefit our company and our shareholders. Shareholders may be unable to recover damages against the directors and officers for actions taken by them, which constitute negligence, gross negligence, or a violation of their fiduciary duties. For further details see "Indemnification of Directors".

11. Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "a penny stock". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares may be quoted on the OTCBB, and the price of our shares fall within a range which would cause our shares to be considered a "penny stock." The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Prior to the acquisition of the four Michigan and two Ontario companies, one Michigan and one Ontario company sold shares in private placements at $0.75 per share. Following completion of the acquisition Ideal entered into a Letter of Intent and subsequent formal agreements to acquire certain assets from an arms length third party in which part of the purchase price will be paid in shares of common stock at $1.00 per share. In each circumstance the price was arrived at by negotiations between Ideal and the shareholder.

As a result of this the selling shareholders will sell their shares at $1.00 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices.

DILUTION

The shares being registered are held by the selling shareholders. No proceeds from the sale of the shares to the public will be received by the Company. Reference should be made to Risk Factor 2 for dilution.

SELLING SHAREHOLDERS

The securities are being sold by the selling shareholders named below. The table assumes that all of the securities held by each of the selling shareholders will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and as this registration provides that these securities may be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of these securities. None of the selling security holders are broker-dealers or affiliates of broker-dealers except as set out in Note 1 below.
Last Name	First Name	Relationship with Issuer	No. of Shares Held Before Offering	No. of Shares Held After Offering
561020 ONT. INC.		None	800	0
ADAMAS	GORDON	None	100	0
ADAMS	DAVID	None	100	0
AINSLIE	IAN	None	100	0
ALBURY	ARTHUR	None	100	0
ALLEN	ERNEST	None	100	0
ALLEN	WILLIS	None	100	0
ANDERSON	BRIAN	None	100	0
ANDERSON	DAVID	None	100	0
ANDERSON	R.	None	300	0

ANDREWS	REID	None	100	0
ANTHONY	BRIAN	None	100	0
APPLETON	GEORGE	None	100	0
ARCAND	JOSETTE	None	300	0
ARGATOFF	GEORGE	None	100	0
ASH	RAYMOND	None	100	0
ASHBY	WILLIAM	None	100	0
ATLANTIS CAPITAL CORP.		None	4,300	0
AUCIELLO	NICK	None	1,700	0
BAGGETT	HAROLD	None	100	0
BAILEY	WILLIAM	None	100	0
BATCHELOR	JEANNIE	None	100	0
BATCHELOR	MICHAEL JAMES	None	100	0
BATCHELOR	PATRICIA	None	100	0
BATCHELOR	WILLIAM	None	100	0
BEDFORD-JONES	PETER	None	100	0
BEDI	JACK	None	100	0
BEER	PAMELA	None	200	0
BELBIN	LILA	None	100	0
BELL	MALCOLM	None	100	0
BENETEAU	JOSEPH	None	100	0
BERGERON	LEO	None	100	0
BESESFORD	RICHARD	None	100	0
BHARTIA	PARKASH	None	100	0
BILINSKI	ANDREW	None	100	0
BILINSKI	CHRISTOPHER	None	100	0
BLACKADAR	GARY	None	100	0
BLUME	EDWARD	None	300	0
BOLLUM	JANET LYNN	None	100	0
BONNEVILLE	BERNARD	None	100	0
BOOTH	GERLAD	None	100	0
BOPPRE	JAMES	None	100	0
BORK	ANTHONY	None	100	0
BOUCHARD	PAUL	None	100	0
BOURDON	ROBERT	None	100	0
BOURGEOIS	R.	None	100	0
BRANSON	CYRIL	None	100	0
BRIEN	PIERRE	None	100	0
BRIGGS	ROBERT	None	100	0
BRODIE	PAUL	None	100	0
BROOKS	THOMAS	None	100	0
BROWN	ANTHONY	None	100	0
BROWN	CARL	None	100	0
BROWN	RONALD	None	300	0
BRUNO	FRANK	None	100	0
BRUTON	DAVID	None	100	0
BUCHANAN	A.	None	100	0

BUCHANAN	R.	None	100	0
BURROWS	ARTHUR	None	100	0
CADIZ	JOHN	None	100	0
CAGNO	FRANK	None	300	0
CALVERT INTERNATIONAL LIMITED		None	150,000	0
CANNING	TERRY	None	100	0
CARSTENS	REINHARD	None	100	0
CARVIEL	JOHN	None	100	0
CASEY	PATRICK	None	200	0

CHAFETZ	STEVE	None	6,700	0
CHANT	GEORGE	None	100	0
CHASE	CHARLES	None	100	0
CHEETHAM	ALAN	None	100	0
CHEUNG	DENIS	None	100	0
CHEVRIER	BILLES	None	100	0
CLARK	CLIFFORD	None	100	0
CLARKE	SAMUEL	None	100	0
COE	KEN	None	300	0
COGHLAN	DAVID	None	100	0
COLLINS	CARL	None	100	0
COMJEAN	MARC	None	8,400	0
CONCISOM	FREDY	None	100	0
CONDELLO	JOHN	None	100	0
CONLEY	JACK	None	100	0
COOPER	JEFFREY	None	100	0
CORBETT	DIANNE	None	100	0
CORMIER	VLAIRE	None	100	0
COTTENIE	JOSEPH	None	100	0
CRAIG	ANDREW	None	900	0
CRAIG	IAN	None	100	0
CRAMP	ROBERT	None	100	0
CROSS	GEORGE	None	700	0

CUVILIER	DOUGLAS	None	100	0
D. BOND INVESTMENTS		None	6,700	0
DAI	JAMES	None	700	0
DALY	MICHAEL	None	100	0
DAMAREN	ROBERT	None	100	0
DANIELS, JR.	RENE	None	400	0
DARLING	RONALD	None	100	0
DAVID MURRAY (IN TRUST)		None	700	0
DAVIDSON	PAUL	None	100	0
DAVIES	DAVID	None	100	0
DEAMICS	KATHY	None	500	0

DEAMICS	KATHY	None	700	0
DEKKER	PETER	None	100	0
DEROSIER	HAROLD	None	100	0
DERRYSHIRE	TERRANCE	None	100	0
DESJARDINS SECURITIES INC.		None	325,000	0
DESLOGES	ROGER	None	100	0
DESSUREAULT	JEAN-GUY	None	100	0
DEWHIRST	BRUCE	None	100	0
DINDIAL	CARLTON	None	100	0
DODGE	RONALD	None	100	0
DORBYK	GARY	None	100	0
DOUGLAS	GEORGE	None	100	0
DRAYCOTT	JOHN	None	100	0
DRESSER	HUGH	None	100	0
DUBBLESTYNE	BRIAN	None	100	0
DUCHESNE	GARY	None	100	0
DUFFY	JOHN	None	100	0
DUNN	ELMER	None	100	0
DUNNETT	NORMA	None	100	0
DUNNETT	TAMMIE	None	100	0
DUNSEITH	DONALD	None	100	0
DURHAM	WILFRED	None	100	0
DURKIN	ELIZABETH	None	100	0
DURKIN	WILLIAM	None	100	0
EAD	EDWARD	None	600	0
EADE	EDWARD	None	100	0
EAGLESTONE	DONALD	None	100	0
EBERHARD	R. STUART	None	100	0
ECCLES	BRUCE	None	100	0
EDMUNDS	ALLAN	None	100	0
EDWARDS	GERALD	None	100	0
EDWARDS	WALTER	None	100	0
EHSES	HANNO	None	100	0
EPLETT	WILLIAM	None	100	0
ESMAILJI	FIDA	None	100	0
EVER CHAMP HOLDINGS (CANADA) INC.		None	100	0
FARR	PAUL	None	100	0
FERGUSON	GRANT	None	100	0
FERNANDO	ARIAS	None	100	0
FIFIELD	STEPHEN	None	100	0
FISHER	JOHN	None	100	0
FLEMING	RICHARD	None	100	0
FORD	MALIK	None	100	0
FORESTELL	JAMES	None	100	0
FORTE	PASCAL	None	100	0
FOSTER	DAVID	None	100	0
FOX	ROY	None	100	0

FRANCECUT	JUNE	None	100	0
FRASER	DELLA	None	100	0
FRASER	LARRY	None	100	0
FRASER	RONALD	None	100	0
FRENCH	PATRICK	None	100	0
FRESE	HENRY	None	100	0
FRESHOUR	DORIS	None	100	0
FROST	RICHARD	None	100	0
FRY	PAUL	None	100	0
FYFE	JAMES	None	100	0
GABRIEL	FREDERICK	None	100	0
GAERTNER	KLAUS	None	100	0
GALLAGHER	LEROY	None	100	0
GALLO	LOUIS	None	2,600	0
GAMBLE	THOMAS	None	100	0
GARBUS	GILBERT	None	100	0
GARRICK	PAULA	None	100	0
GATSCHENE	GERALD	None	100	0
GAUTHIER	ANDRE	None	100	0
GAYFER	PETER	None	100	0
GEMMA	JOE	None	16,700	0
GERRARD	PETER	None	100	0
GILES	DOROTHY	None	100	0
GILKINSON	MARY	None	100	0
GLENISTER	PAUL	None	100	0
GOOCH	KENT	None	100	0
GOOD	RAYMOND	None	100	0
GOODFELLOW	WILLIAM	None	100	0
GORDON	BRUCE	None	100	0
GORDON	R.	None	100	0
GORDON	TIFFANY	None	300	0
GORGONIA	JOSEPH	None	100	0
GRAY	PIERS	None	100	0
GREGORY	JAMES	None	100	0
GUZZI	FRANICS	None	100	0
GYLES	CARLTON	None	100	0
HACKING	ROGER	None	100	0
HACKL	BETTY	None	100	0
HAGE	J.	None	100	0
HALL	J.	None	100	0
HARDING	BARBARA	None	100	0
HAROCHUK	SYLVIA	None	100	0
HARRIS	LUCY	None	1,700	0
HARWOOD	DAVID	None	100	0
HAYLOCK	MALCOLM	None	100	0
HEADLEY	VELMER	None	100	0

HEASLIP	JAMES	None	100	0
HEEG	SCOTT	None	100	0
HENDLER	MORTIMER	None	100	0
HESS	PETER	None	100	0
HIGGARD	RICHARD	None	100	0
HINES	EL-ANN	None	100	0
HINES	L.	None	100	0
HINES	LAUREN	None	900	0
HINES	MARK	None	100	0
HINES	NADINE	None	300	0
HODGINS	BRIAN	None	100	0
HODGKINSON	JOHN	None	100	0
HOLMES	ROBERT	None	100	0
HOPP	HANS	None	100	0
HORNER	GERALD	None	100	0
HORODECKY	J. JOHN	None	100	0
HUGHS	DONALD	None	100	0
HUGHS	HARRY	None	100	0
HUGHS	LARRY	None	100	0
HUME	DOUG	None	100	0
HUMPHRIES	WILLIAM	None	100	0
IVERSON	FRANK	None	100	0
JAI YUN INTERNATIONAL INVESTMENT CO.		None	325,000	0
JAMIESON	JOSEPH	None	100	0
JAMISON	WALLACE	None	100	0
JASMIN	PIERRE	None	100	0
JOHNSTON	HAL	None	100	0
JOHNSTONE	GREGORY	None	100	0
JURRIE, JR	HAROLD	None	100	0
KAINZ	KENNETH	None	100	0
KALMAR	GABOR	None	100	0
KAPLAN	J. MITCHELL	None	100	0
KAWASHIMA	SEIJI	None	100	0
KELLEY	PAT	None	150,000	0
KELLOGG	MICHAEL	None	100	0
KELLY	BERNARD	None	100	0
KEMP	JOHN	None	100	0
KENNEDY	RICHARD	None	100	0
KENNEDY	WILLIAM	None	1,800	0
KERESZTES	JOHN	None	100	0
KERKOFF	TOM	None	100	0
KERR	DENNIS	None	100	0
KERR	DONALD	None	100	0
KEUNG	KEVIN	None	300	0
KHERANI	HUSSEIN	None	400,000	0
KHIM	TAN	None	2,300	0

KIKUCHI	FRED	None	100	0
KIKUCHI	KAZUKO	None	100	0
KING	W.	None	300	0
KIRKBY	BRUCE	None	100	0
KIRWAN	DAVID	None	100	0
KISSOCK	BRIAN	None	100	0
KOCHMAN	RICKY	None	100	0
KOLSTEE	HANK	None	100	0
KOTACK	GLENN	None	100	0
KRAMER	LINDA	None	100	0
KRISTENSEN	LEIF	None	100	0
KROUPP	JORGE	None	100	0
KURNIK	MICHAEL	None	100	0
KURSCHAT	EHRENTRAUD	None	300	0
KUTNEROGLU	RAFFI	None	100	0
KWINT	MURRAY	None	100	0
LAFONTUNE	JEAN	None	100	0
LAMERS	EGON	None	100	0
LANE	MYRON	None	100	0
LANG	KEITH	None	400,000	0
LANIEL	PAUL	None	100	0
LAUZON	ROGER	None	100	0
LAZZARIN	FRANCO	None	100	0
LEE	ANNIE	None	1,500	0
LEGROW	BRIAN	None	100	0
LEMOINE	KENNETH	None	100	0
LENHAN	REGINALD	None	100	0
LEUNG	BEN	None	400	0
LEVY	FREDERICK	None	100	0
LEWIS	ARNOLD	None	100	0
LIAD	SHIH-JEN	None	100	0
LINGEMAN	BERNARD	None	100	0
LOCKEY	PETER	None	300	0
LORIN	MAIKEN	None	100	0
LUECK	LIANE	None	300	0
LYONS	BRUCE	None	100	0
MACDONALD	ALEXANDER	None	100	0
MACDONALD	DONALD	None	100	0
MACDOUGALL	DOUGLAS	None	100	0
MACISAAC	MICHALE	None	100	0
MACKENZIE	JOHN	None	100	0
MACLEAN	DIANA	None	100	0
MACLONEY	BRUCE	None	100	0
MACPHEE	JOHN	None	100	0
MACQUARRIE	CHARLES	None	100	0
MADELEY	ROBERT	None	100	0
MAILLOUX	DONALD	None	100	0
MAINGUY	MARK	None	100	0

MALCOLM	ALISTAIR	None	100	0
MALCOLM	KENT	None	100	0
MANJI	ZAHIR	None	400,000	0
MANKINNON	FRANK	None	100	0
MANNONE	JOSEPH	None	100	0
MANTHORNE	BRIAN	None	100	0
MARCO	JOSEPH	None	100	0
MARRONE	NORMA	None	4,300	0
MARTIN	ANN	None	100	0
MARTIN	DAVID	None	100	0
MARTIN	ELIZABETH	None	100	0
MARTIN	LESLIE	None	100	0
MARTIN	MICHAEL	None	300	0
MARTIN	MICHAEL	None	100	0
MARTIN	NORA	None	100	0
MARTIN	ROBERT	None	100	0
MATSON	DAVID JOHN	None	100	0
MAZUR	ALBERT	None	100	0
MCBOYLE	GEOFFREY	None	100	0
MCENTEGART	BRIAN	None	100	0
MCGREGOR	RICHARD	None	100	0
MCILVENNA	RUBY	None	100	0
MCKENZIE	ALAN	None	100	0
MCPEETERS	KENNETH	None	100	0
MEARS	ROBERT	None	100	0
MEDALLION CAPITAL CORP.		Consultant (3)	300,000	0
MELO	TERESA	None	500	0
MERITH	SHIRLEY	None	100	0
MILWHEEL INC.		None	100	0
MITCHELL	DONALD	None	100	0
MOON	THOMAS	None	100	0
MOONEY	THOMAS	None	100	0
MOORE	GLEN	None	100	0
MOORE	JESSE	None	100	0
MORELLO	MIKE	None	100	0
MORRISON	FRANK	None	100	0
MOSHER	MICHAEL	None	100	0
MOUSSEAU	DOUGLAS	None	100	0
MOWATT	DAVID	None	100	0
MULTAMAKI	ANDY	None	100	0
MUNDLE	WAYNE	None	100	0
MUNDT	ROY	None	100	0
MUNN	RODERICK	None	100	0
MURPHY	DANIEL	None	100	0

MURPHY	E.	None	100	0
MURRAY	EDWARD	None	100	0
MURRAY	THOMAS	None	100	0
NEWBURG	DALE	None	200	0
NICHOLS	MARTIN	None	100	0
NIEJADLIK	ANTHONY	None	100	0
NOON	TREVOR	None	100	0
NORDSTROM	WILLIAM	None	600	0
ODENSE	PAUL	None	100	0
OEHLRICH	HARRY	None	100	0
OLAVESEN	CHRISTOPHER	None	100	0
OLCZAK	PETER	None	100	0
OLDE MONMOUTH STOCK TRANSFER CO. INC.		Transfer Agent	6,700	0
OLSON	GARRY	None	100	0
O'NEILL	JOHN	None	100	0
OWEN	DAVID	None	100	0
PACITTI	GERALD	None	100	0
PALKO	WILLIAM	None	100	0
PARA	ROBERT	None	100	0
PARSONS	GRAHAM	None	100	0
PARTON	ELIZABETH	None	100	0
PATERSON	WILLIAM	None	400	0
PATTERSON	W.	None	100	0
PAUL	ALLEN	None	100	0
PENNEY	S.	None	100	0
PERREAULT	JOSEPH	None	6,700	0
PERREAULT	LYNNE	None	16,700	0
PERRY	CHARLES	None	100	0
PERSAUD	SAM	None	100	0
PESKETT	KENNETH	None	100	0
PHILLIPS	KENNETH	None	100	0
PHILLIPS	W.	None	100	0
PICKLES	EDWARD	None	100	0
PIERCE	THOMAS	None	100	0
PILLING	MICHAEL	None	100	0
PINKERTON	GENE	None	100	0
PINKERTON	JOHN	None	100	0
PLANTE	NORMAND	None	100	0
PLEGER	PHILIP	None	100	0
POHL	KAREN	None	6,700	0
POLLACK	JOHN	None	100	0
POLSINELLO	BEN	None	100	0
POON	SHIU-KEE	None	100	0
POTVIN	ROBERT	None	100	0
PRASHAD	VISH	None	100	0

QUINN-TRUST	VIRGINIA	None	400	0
QUINONES	JOSEPH	None	200	0
RADOMSKI	M.	None	100	0
RAINS	GORDON	None	100	0
RANCHELAWAN	JOYCE	None	100	0
RANKIE	J.	None	100	0
READING	ERIC	None	100	0
REED	VICTOR	None	100	0
REID	DARCY	None	100	0
REISMAN	RUTH	None	1,700	0
RENFREW	R.	None	100	0
REXCO		None	100	0
RICHARDSON	JOHN	None	100	0
RIDDICK	MARK	None	100	0
ROANTREE	DANIEL	None	100	0
ROBICHAUD	RALPH	None	100	0
ROGERS	DIANE	None	100	0
ROSEKAT	STEPHEN	None	100	0
ROSENBERG	FRANK	None	100	0
ROSS	DONALD	None	100	0
ROTHWELL	WILLIAM	None	100	0
ROWE	HUGH	None	100	0
ROWE	WAYNE	None	100	0
ROZON	LISSETTE	None	300	0
RUBINOFF	HOWARD	None	100	0
RUBINOFF	MELVIN PAUL	None	100	0
RUSSCHEN	KENNETH	None	100	0
RUSSELL	BERNICE	None	100	0
SAINZ	ROLAND	None	100	0
SAUL	KENNETH	None	100	0
SAUNDERS	DAVID	None	100	0
SAVAGE	LIONEL	None	100	0
SAWITZKI	NICHOLAS	None	100	0
SAWRAS	PETER	None	100	0
SCHAUM	ROUNSEVELLE	None	100	0
SCHENK	DALE	None	100	0
SCHWEGEL	NORMAN	None	100	0

SENDKER	ALAN	None	100	0
SENN	STANLEY	None	100	0
SHAPPEE	JACK	None	400,000	0
SHAW	MURRAY	None	100	0
SHAW	NEIL	None	400,000	0
SHIELDS	JEFF	None	100	0
SHIP ISLAND INVESTMENTS		None (2)	91,400	0

SMITH	DONALD	None	100	0
SMITH	ELLIS	None	100	0
SMITH	GREG	None	100	0
SMITH	MICHAEL	None	100	0
SMITH	R.	None	100	0
SPALTENSTEIN	WALTER	None	100	0
SPASARO	SAMULE	None	100	0
ST. LOUIS	WAYNE	None	100	0
STAN	NICHOLS	None	100	0
STAPLES	TERRY	None	1,800	0
STECHISHEN	EDWARD	None	100	0
STEELE	PATRICK	None	100	0
STERLING	WAYNE	None	100	0
STEVENSON	DOUGLAS	None	100	0
STEWART	IAN	None	100	0
STOCK	BRUCE	None	500	0
STONE	CLIFFORD	None	100	0
STRACHAN	SHEILA	None	100	0
STRONG	MARTIN	None	100	0
STROYAN	PETER JOHN	None	100	0
SUCHOCKI	VICTORIA	None	100	0
SUE	KENNETH	None	100	0
SUMMERS	MICHAEL	None	100	0
SUMMERVILLE	BERNARD	None	100	0
SURETTE	EDWARD	None	100	0
SUTHERLAND	ANGUS	None	100	0
SWAN	LONDA	None	100	0
SWANSON	GLENN	None	100	0
SYKES	RANDALL	None	100	0
SYLVESTER	LAWRENCE	None	100	0
SZALEJ	TOM	None	100	0
TABBERT	GERRY	None	500	0
TALBOT	DONALD	None	100	0
TARTE	YVON	None	100	0
TASCH	ADRIANA	None	150,000	0
TAYLOR	KEITH	None	100	0
TEMESVARY	JOHN	None	100	0
THE IMERAX GROUP		None	4,300	0
THEIMER	PETER	None	100	0
THOMS	STEWART	None	100	0
THOMSON	KENNETH	None	100	0
THREE EFF CORPORATION		None	412,755	0
TOLL	LORNE	None	100	0
TRACEY	ALBERT	None	100	0
TRAVIS	WAYNE	None	100	0
TREWIN	WILLIAM	None	100	0
TRIBBLE	EDWARD	None	100	0

TUDOR-ROBERTS	JOHN	None	100	0
TYMSTRA	JAN	None	100	0
URSOLEO	FRANK	None	300	0
UZANS	ELMER	None	100	0
VAIVE	ROBERT	None	100	0
VALERI	GEORGE	None	1,300	0
VAN OORT	RICHARD	None	100	0
VAUGHAN	JOHN	None	100	0
VEINOTTE	DAVID	None	100	0
VERDE	ERNEST	None	100	0
VILLEMAIRE	ROLAND	None	100	0
VIRANI	ZAHIR	None	400,000	0
VUTSKOS	GEORGE	None	100	0
WACH	DELIA	None	100	0
WALLACE	DONALD	None	100	0
WALLACE	STEPHEN	None	100	0
WALTON	ROGER	None	100	0
WARNER	BRADLEY	None	200	0
WATERMAN	JOHN	None	100	0
WATSON	ALLAN	None	100	0
WATSON	LEROY	None	100	0
WEBB	DAVID	None	300	0
WEINSTOCK	ISRAEL	None	100	0
WEIR	ROBERT	None	100	0
WEIS	PERRY	None	100	0
WENTZELL	JAMES	None	100	0
WERNER	CHRISTOPHER	None	100	0
WEST	GEORGE	None	100	0
WHITE	DR. ED	None	300	0
WHITE	FERN	None	100	0
WHITE	WILFRED	None	100	0
WHITELAW, Q.C.	ARCHIBALD	None	100	0
WICKWARE	JOHN	None	100	0
WILDE	TRENT	None	100	0
WILKIE	IAN	None	100	0
WILLEY	ROBERT	None	100	0
WILLIAMS	DAVID	None	1,800	0
WILSON	NEIL	None	100	0
WILSON	PETER	None	100	0
WOOD	LEROY	None	100	0
WOODS	A.	None	100	0
WOODS	JEX	None	100	0
WORAM	RICHARD	None	100	0
WREN	JOHN	None	100	0

WRIGHT	GLENDA	None	300	0
WRIGHT	JAMES	None	100	0
WRIGHT	ROBERT	None	100	0
WYLIE	DONALD	None	100	0
YAMASAKI	DONALD	None	100	0
YEE	NUKE	None	100	0
YING	LILY LAU CHUI	None	300	0
ZETTLE	LEONARD	None	100	0
TOTAL			4,471,955	0

NOTE 1: Control Persons of companies listed as shareholders.
561020 Ontario Inc.	Don Booth	Medallion Capital Corp.	Stafford Kelley (3)
Atlantis Capital Corp.	Constance Baillie	Jia Yun International Investment Co.	Philip Cheng
Calvert International Limited	Shaun Ruddy	Olde Monmouth Stock Transfer Co. Inc.	John Troster
Desjardins Securities Inc.	Blair Krueger	Ship Island Investments	Paul Hines (2)
D Bond Investments	David Bond	The Imerax Group	Joseph Gemma
Ever Champ Holdings (Canada) Inc.	David Chong	Three Eff Corporation	David Rosen

Blair Krueger is a registered broker employed by Desjardins Securities Inc. and purchased the shares for investment and not for resale.

NOTE 2: Ship Island Investments is controlled by Paul Hines, the former President of the Company.

NOTE 3: Medallion Capital Corp. provides management consulting services to the Company.

PLAN OF DISTRIBUTION

We are not registering any shares for sale to the public rather we are registering 4,471,955 shares of common stock held by certain existing shareholders. We currently have 9,968,255 shares of common stock outstanding.

The selling shareholders will sell their shares at $1.00 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds of the sale of the securities being registered.

We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be affected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities. We will file a post-effective amendment to this Registration Statement if any selling shareholder enters into an agreement to sell shares through broker-dealers as principals after the effective date of this Registration Statement.

Any of the selling shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling shareholders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling shareholders, the pledgee in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders also may enter into exchange traded listed option transactions which require the delivery of the securities listed under this prospectus. The selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus. In addition to the above, each of the selling shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale or an exemption from registration or qualification is available and is complied with. Following effectiveness of this Registration Statement, the selling shareholders will be able to sell their securities in those states where registration of a covered security is not required under NSMIA or where an exemption is available due to the Company's plan to include required information in a recognized securities manual such as S&P's Corporation Records Program. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. We will pay all the fees and expenses for the registration of the securities estimated to be $55,912.87. The selling shareholders will pay any commissions or other costs related to the sale of their shares.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders, we will file a post effective amendment disclosing such matters.

LEGAL PROCEEDINGS

Since our inception or the inception of each of our subsidiaries, we have been involved in only one legal action, and it involves only Somani Holdings Inc. This action was brought in the Superior Court of Justice in Ontario, Canada, on September 20, 2001 by Richard Michael Kostecki, Kylie Rose Kostecki, Cameron Whitfield and Taylor Whitfield against Mary Goodman, Stanley Revich, Elayne Whitfield, Morris Reiss, Somani Holdings Inc. and Downtown Toyota Limited. Damages sought are $5,832,000 in general and special damages, based upon the claim that a sunroof installed by Somani Holdings Inc. was improperly installed and caused injuries to passengers in a vehicular accident. This matter is still in pre-discovery stage and will be defended by our insurance company.

At this time we are aware of no other legal proceedings in which Ideal, or any one of Ideal's subsidiaries, are a party.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Board of Directors

The following individuals have agreed to sit on the Board of Directors of Ideal and were installed on December 13, 2001. Each director will serve until the next meeting of shareholders or until replaced. Each individual's background is of material importance to Ideal.
Joseph P. O'Connor	Chairman of the Board of Directors
Ayaz M. Somani	Director
Karim K. Suleman	Director

Management
Joseph P. O'Connor	CEO
Ayaz M. Somani	President Principal Financial Officer
Karim K. Suleman	Executive Vice President, Secretary and Treasurer Principal Accounting Officer
James Erickson	Vice President, T.O.E., Inc.
Tom Sullivan	Vice President, Ideal Accents, Inc. (Taylor) Secretary and Treasurer, T.O.E., Inc.
George Walch	Secretary and Treasurer, Ideal Accents, Inc. (Taylor)

Joseph O'Connor, Chairman & CEO, Director of Ideal
AGE: 45

Mr. O'Connor attended Wayne State University in Detroit from 1975 to 1979 and has been involved in the automotive aftermarket industry ever since. Mr. O'Connor started out as an installer of basic accessories at a new vehicle dealership in Detroit and progressively moved through the ranks until he started his own mobile installation business. From there, Mr. O'Connor launched Ideal Accents, Inc. (Ferndale), a full service aftermarket accessory shop in Detroit, MI. Since the early 80's, Mr. O'Connor has built Ideal Accents, Inc. (Ferndale) and its three associate companies into one of the largest accessorization services in the US, according to Ideal's major accessory supplier. From 1981 to date Mr. O' Connor has served as President of Ideal Accents, Inc. and its three associate companies since their inception. Mr. O'Connor devotes not less than eight hours per day of his time to the operation of Ideal.

Ayaz Somani, President, Principal Financial Officer, Director of Ideal
AGE: 42

Mr. Somani studied Commerce and Finance at the University of Toronto and has been involved in the automotive aftermarket since 1984. From 1984 to 1992, Mr. Somani was part owner of Automotive Sunroof Customcraft (ASC) Inc., a Canadian aftermarket products distributor, and was instrumental in introducing and marketing several accessory brands, e.g. (Webasto and Katzkin) through this company. In 1992, Mr. Somani acquired ownership of Automotive Sunroof Company (Pickering) ("ASC") through Somani Holdings Inc., a full service aftermarket accessory shop in Toronto, Ontario, Canada. In 1999 Mr. Somani co-founded AutoFun Canada, Inc., a consulting firm to the automotive aftermarket. Mr. Somani has served as President of Somani Holdings Inc. since its incorporation on May 3, 1988, as President of ASC since 1992, and as Chairman and CEO of AutoFun Canada, Inc. since 1999. Mr. Somani devotes not less than 8 hours per business day of his time to the operation of Ideal.

Karim Suleman, Executive VP, Secretary and Treasurer, Principal Accounting Officer, Director of Ideal
AGE: 41

Mr. Suleman has Bachelors Degrees in Commerce and Law from the University of British Columbia and has been involved in the field of business development since 1987. Mr. Suleman has helped in the development of several types of businesses, including a real estate development firm, two publicly traded high tech companies, and a garment importing and distribution company. Mr. Suleman's expertise includes strategic management, business operations, personnel development, and public financing. In 1999 Mr. Suleman co-founded AutoFun Canada, Inc., a consulting firm to the automotive aftermarket. Mr. Suleman has served as VP Business Development of Automotive Sunroof Company (Pickering) since 1996 and as President of AutoFun Canada, Inc. since 1999. Mr. Suleman devotes not less than 8 hours per business day of his time to the operation of Ideal.

James Erickson, Vice President, T.O.E., Inc.
AGE: 69

Mr. James Erickson has been in the automotive aftermarket business for close to 45 years and only in the last four has disengaged himself from active participation in it. Mr. Erickson opened his first facility, Erickson Autotrim, in Racine, Wisconsin in the mid '60's where his company manufactured and installed seat covers. Gradually, Mr. Erickson expanded the company's product line to include convertible tops repairs and replacement, roof treatments, bolt-on products and sunroofs. In the late '80's, Mr. Erickson opened branch facilities in Madison and Menasha, Wisconsin. By the time Mr. Erickson sold his company and retired in January 1998, his company's gross annual revenues had reached just over $6 million at the peak in 1996. Since January 1998, Mr. Erickson has served in an advisory capacity as Vice President of T.O.E., Inc. Mr. Erickson devotes approximately 5% of his time to the operation of Ideal.

Thomas Sullivan, Vice President, Ideal Accents, Inc. (Taylor)
                                Secretary and Treasurer, T.O.E., Inc.
AGE: 46

Mr. Thomas Sullivan has had an ownership interest in T.O.E., Inc. since 1991 and has been the Plant Manager of the facility since. As Plant Manager, Mr. Sullivan performs several functions: installation, purchasing, sales, personnel management, etc. Under Mr. Sullivan's management, revenues at the facility have grown from $720,000 to over $2.5 million at its peak in 1996. Mr. Sullivan devotes 100% of his time to the operation of the T.O.E., Inc., a subsidiary of Ideal.

George Walch, Secretary and Treasurer, Ideal Accents, Inc. (Taylor)
AGE: 36

Mr. George Walch joined Ideal Accents, Inc. (Ferndale) in 1983. Over the years Mr. Walch has acquired expertise in several areas: installation, purchasing, sales, personnel management, etc. In 1996, Mr. Walch acquired an ownership interest in Ideal Accents, Inc. (Taylor) and has been the Plant Manager of the facility since. Under Mr. Walch's management, revenues at the facility grew from zero to over $1 million. Mr. Walch devotes 100% of his time to the operation of the Ideal Accents, Inc. (Taylor) subsidiary of Ideal.

Family Relationships. Naseem Somani, wife of Ayaz Somani, is a first cousin of Karim Suleman. There are no other family relationships among our officers, directors, or persons nominated for such positions.

Legal Proceedings. No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

ADVISORY BOARD

The following individuals are members of the Advisory Board of Ideal Accents, Inc.:

Andrew McLean
Mike Thibideau
Alykhan Jetha
George Kouri
John Maravino
Danny Cisterna
Greg Mallough

Andrew McLean, Financial Advisor
AGE: 35

Mr. McLean has a CGA designation in Canada and a CPA designation in the US. Mr. McLean has extensive experience in the areas of international finance, public company finance, SEC compliance, mergers and acquisitions and corporate IT systems. Over the years, Mr. McLean has held high level finance related positions in many companies. From June 1996 to March 1999, Mr. McLean served as General Manager of Madison Coatings International Inc., a subsidiary of Madison Chemical Industries Inc. (a world leader in the manufacturing and development of industrial coatings). From April 1999 to August 2000, Mr. Mclean served as CFO of Madison Chemical Industries Inc. and from September 2000 to August 2001, Mr. Mclean served as CFO of Cyberun Corp. (an Internet security software developer specializing in payment processing technology). Since September 2001, Mr. McLean has served as CFO of E-bridge Software Inc. (an Internet software developer specializing in document exchange technology).

Mike Thibideau, Advisor to Ideal (Network Development Strategy)
AGE: 41

Mr. Thibideau was the General Manager of the aftermarket division of Webasto Roof Systems, Inc. ("Webasto"), a global producer and marketer of automotive sunroofs for original equipment manufacturers and the aftermarket, from September 1985 to June 2001. During this period, the division's annual revenues expanded from US$500,000 to US$28 million at its peak. As part of this expansion, Mr. Thibideau established a nationwide network of over 200 independently owned Webasto licensees, providing sales and installation services for Webasto products. The network covered the 100 major North American automotive aftermarkets, serviced over 8,000 new vehicle dealerships, and consummated over 100,000 transactions annually. During his tenure as General Manager, Mr. Thibideau also launched several "company stores" in the Detroit and Los Angeles markets. Since July 2001, Mr. Thibideau has served as Director of Webasto's e-Business Division .

Alykhan Jetha, Advisor to Ideal (Network Information Strategy)
AGE: 33

Mr. Jetha is a software solutions provider of corporate information management systems. From September 1991 to July 1997, Mr. Jetha developed information and operations enhancement software for Visible Genetics, General Electric, and several other mid to large sized companies. From August to July, 2000, Mr. Jetha served as CEO of Tactical Step, a company he launched and which has successfully designed and managed e-commerce sites for small to mid sized companies. Since August 2000, Mr. Jetha has served as CEO of Marketcircle, Inc., another company he has launced and which provides consulting ervices in e-business and information management solutions.

George Kouri, Advisor to Ideal (Human Resource Strategy)
AGE: 63

Mr. Kouri is a former marketing executive at Johnson & Johnson Family of Companies. Mr. Kouri's specialty is personnel productivity enhancement. Since March 1979, Mr. Kouri has served as CEO of George Kouri Associates, a company that he launced and which has assisted numerous companies in the areas of vision clarification, team building, corporate communication, employee training, and personnel motivation. Mr. Kouri's clients include Heinz, Goodyear Tire, and Calvin Klein.

John Maravino, Advisor to Ideal (Branding Strategy)
AGE: 46

Since March 1996, Mr. Maravino has served as CEO of Marvino Design Group, a company that he launced and which provides a range of branding services from product packaging to brand stewardship. The companies associated with Maravino Design Group include Saatchi & Saatchi and McClaren Advertising. Mr. Maravino has successfully recreated major brands for companies like General Foods, Proctor & Gamble and General Mills.

Danny Cisterna, Advisor to Ideal (Accounting Strategy)
AGE: 41

Since June 1997, Mr. Cisterna has served as a Senior Manager at Deloitte & Touche's Toronto Office. He has extensive experience in public and private accounting, and has successfully counseled a wide array of clients, including a major bank, on tax and corporate accounting issues.

Greg Mallough, Advisor to Ideal (Legal Strategy)
AGE: 46

Mr. Mallough, a graduate of Osgoode Hall Law School, is a founding partner of the Toronto law firm Hooey Remus, established in November 1992. Mr. Mallough practices corporate and commercial law with an emphasis on business transactions, strategic planning and entrepreneurial start-ups, including e-commerce start-ups. Mr. Mallough was called to the Ontario Bar in 1984 and is counsel to several private and publicly held companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Class of Security	Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Common Stock	Joseph O'Connor Chairman, CEO and Director	4,749,481 (2)	31.2%

Exchangeable Shares	Ayaz Somani President and Director	2,281,200 (1)(2)(5)	15%

Exchangeable Shares	Karim Suleman Executive Vice President, Treasurer and Secretary and Director	2,031,250 (1)(2)	13.3%

Common Stock	James Erickson Vice President T.O.E., Inc.	275,000	0.018%

Common Stock	Thomas Sullivan Vice President Ideal Accents, Inc. (Taylor), Secretary and Treasurer T.O.E., Inc.	150,483	0.010%

Common Stock	Secretary and Treasurer Ideal Accents, Inc. (Taylor)	75,036	0.005%

	Total	9,562,450	59.533%

Collectively Management and Directors own 59.533% of the issued voting shares of Ideal.
Note 1:	Ayaz Somani and Karim Suleman each hold exchangeable shares issued by our subsidiary Ideal Accents Holdings Inc. that have the same voting rights as our common stock and are exchangeable for common stock at any time.
Note 2:	Shares held by Messrs. O'Connor, Suleman, Somani and Mr. Somani's wife, are subject to a performance escrow whereby the shares will only be released from escrow based on attaining certain company financial targets, which are described under Performance Escrow Agreement on page 26.
Note 3:	None of the officers and directors has the right to acquire additional shares.
Note 4:	An agent has been appointed to represent the exchangeable shareholders at all meetings of shareholders of common stock and who acts as a proxy voter for these shares and has no other votes.
Note 5:	760,400 of Mr. Somani's exchangeable shares are held by his wife.
Note 6:	The addresses of our officers and directors listed above are:

Joseph O'Connor 27490 Spring Valley, Farmington Hills, MI 48336 USA

Ayaz Somani 151 Sandcherry Court, Pickering, ON L1V 6S8, Canada

Karim Suleman 5 Mary Elizabeth Cres., Markham, ON L3R 9M2 Canada

James Erickson 1223 Lakespur Drive, Kansasville, WI 53138 USA

Thomas Sullivan 1094 Cora, Wyandotte, MI 48338 USA

George Walch 19762 Donna, Livonia, MI 48152 USA

The following table shows the beneficial ownership held by our officers and directors of exchangeable shares.
Class of Securities	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Class

Exchangeable Shares	Ayaz Somani	2,281,200	43.4%

Exchangeable Shares	Karim Suleman	2,031,250	38.7%
	TOTAL	4,431,450	82.1%

Collectively, officers and directors own 82.1.% of the exchangeable shares.

DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws. We are authorized to issue 50,000,000 shares of common stock with a par value of $.001 per share and 50,000,000 preferred shares, with a par value of $.001 per share, which may be issued in series. On January 19, 1999 Ideal issued 1,000,000 common shares to Paul Hines as trustee for its founder Natquote Financial Inc. On March 6, 1999 in a corporate reorganization the 1,000,000 common shares were cancelled and 17,950,000 common shares were issued to shareholders of Natquote Financial Inc. being one common share of Ideal for each Natquote Financial Inc. share held by the shareholders. At a special meeting of shareholders and directors on December 11, 2001 they approved a roll back of four old shares for one new share, leaving 4,471,955 common stock outstanding after adjustment for fractional shares. These shares are being and are held by 547 shareholders, who are listed under "selling shareholders" beginning on page 7.

As of the date hereof 9,968,255 shares of common stock are issued and outstanding and 5,250,958 shares of common stock are reserved for exchange of the exchangeable shares described in Item 2 below.

Ideal formed a subsidiary, Ideal Accents (Nova Scotia) Company on December 10, 2001 and formed an additional subsidiary, Ideal Accents Holdings Inc., an Ontario corporation on December 11, 2001. These subsidiaries were incorporated to accommodate certain tax matters as they relate to the share exchange with the Canadian shareholders.

On December 13, 2001 Ideal completed the acquisition of all of the outstanding shares of six companies all involved in the auto accessory business. Four of these companies are located in the Detroit, Michigan area. Ideal issued 5,350,000 shares of common stock in exchange for all of the outstanding shares of the four companies. The other two companies are located in the Toronto, Ontario, Canada area. Ideal issued 130,500 shares of common stock and Ideal Accents Holdings Inc. issued 5,250,958 exchangeable shares., for all of the outstanding shares of the two Canadian companies.

In connection with the Canadian Share Exchange Agreement, Ideal also issued one Special Voting Preference Share to the Agent for the exchangeable shareholders. See details under "Special Voting Preference Shares" in Item 4 below.

Of the shares issued under the two Share Exchange Agreements 4,312,450 exchangeable shares and 4,749,981 shares of common stock have been placed in escrow under a Performance Escrow Agreement by the officers and directors of Ideal that restricts the release of these shares until Ideal has met certain financial milestones. See details under "Performance Escrow Agreement" in Item 6 below. When released, these shares will still be restricted from sale under the affiliate regulations as defined in Rule 144 of the Securities Act of 1933.

None of the shares issued under the Share Exchange Agreements are being registered in this prospectus. Ideal has reserved 5,250,958 shares of common stock for issuance to the exchangeable shareholders.

1. Stock Option Plan. On December 13, 2001 Ideal adopted the 2001 Stock Option Plan (the "Plan") under which our officers, directors, consultants, advisors and employees may receive stock options. The aggregate number of shares that may be issued under the plan is 5,000,000. The purpose of the Plan is to assist the Company and its subsidiaries and affiliates in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of the Company who will contribute to the Company's success, and to achieve long-term objectives that will inure to the benefit of all shareholders of the Company through the additional incentive inherent in the ownership of Ideal's common stock. Options granted under the plan will be either "incentive stock options," intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), or "nonqualified stock options." For purposes of the Plan, the term "subsidiary" shall mean "subsidiary corporation," as such term is defined in section 424(f) of the Code, and "affiliate" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Plan will be administered by a Committee of the Board of Directors who will set the terms under which options are granted. No options have been granted under the Plan as of the date of this prospectus.

2. Exchangeable Shares. The holders of "exchangeable shares" in our subsidiary Ideal Accents Holdings Inc. have equal voting rights and equal economic value as common shareholders of Ideal. These shares may be exchanged at any time for Ideal common stock. The exchangeable shares are entitled to dividends and have redemption rights, redeemable for an equal number of shares of common stock at market value in the event of liquidation, dilution or winding up but in any event will be exchanged not later than November 30, 2010. 4,312,450 of the exchangeable shares are subject to the Performance Escrow Agreement described under the Performance Escrow Agreement on page 26.

3. Common Stock. Each Shareholder is entitled to one vote for each share of common stock and each exchangeable share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in Ideal's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock and exchangeable shares are not entitled to pre-emptive rights, nor is the common stock subject to conversion or redemption rights. "Exchangeable shares" in Ideal Accents Holdings Inc. are entitled to conversion and redemption in the event of liquidation, dissolution or winding-up. Any conversion or redemption is satisfied with an equal number of common stock. Upon liquidation, dissolution or winding-up of Ideal, the assets legally available for distribution to shareholders are distributable ratably among all shares outstanding which include the shares exchanged for the exchangeable shares at that time after payment of liquidation preferences, if any, and payment of other claims of creditors. Each outstanding share of common stock is, and each exchangeable share outstanding upon completion hereof is, fully paid and non-assessable.

4. Special Voting Preference Shares. One Special Voting Preference Share has been issued to the Agent for the holders of exchangeable shares and carries with it proxy voting rights for all of the exchangeable shares. The Agent is required to distribute proxy material to the exchangeable shareholders at the same time and in the same manner as material is distributed to the common shareholders and represent the exchangeable shareholders from which it receives proxies at all meetings of Ideal's shareholders.

5. Shares Eligible for Future Sale. As of the date hereof Ideal has 9,968,255 shares of common stock issued and outstanding. Of these shares:

4,471,955 shares are being registered for sale under this prospectus;

246,300 shares are restricted under Rule 144;

5,250,000 shares are held by affiliates as defined in Rule 144.

Also as of the date hereof our subsidiary Ideal Accents Holdings Inc. has 5,250,958 exchangeable shares issued and outstanding that are exchangeable for shares of common stock at any time. Of these shares:

938,508 exchangeable shares will be restricted, when converted, by Rule 144

4,312,450 exchangeable shares are held by affiliates as defined in Rule 144.

4,749,481 shares of common stock and 4,312,450 exchangeable shares held by affiliates are also subject to a Performance Escrow Agreement described in Item 6 below. 5,000,000 shares of common stock are reserved for the 2001 Stock Option Plan and when issued will be subject to the requirements of Rule 144 of the Securities Act of 1933 unless qualified as free trading by further submissions by Ideal.

In general, under Rule 144 of the Securities Act of 1933 as currently in effect, a shareholder who has beneficially owned for at least one year shares privately acquired, directly or indirectly, from Ideal or from an affiliate of Ideal, and persons who are affiliates of Ideal who have acquired the shares in registered transactions, will be entitled to sell within any three month period a number of shares that does not exceed the greater of: (i) 1% of the outstanding common stock; or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act of 1933 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about Ideal. In general under Rule 144(k) of the Securities Act of 1933, a shareholder, who is not an affiliate of Ideal, and who has beneficially owned such shares for at least two years, may sell all of such shareholder's shares without the volume limitations of Rule 144 of the Securities Act of 1933 described above.

No predictions can be made with respect to the effect, if any, that public sales of common stock or the availability of shares for sale will have on the market price of the common stock after this registration statement becomes effective. Sales of substantial amounts of common stock in the public market following, or the perception that such sales may occur, could adversely affect the market price of the common stock or the ability of Ideal to raise capital through sales of its equity securities. See "Risk Factors" beginning on page 4.

6. Performance Escrow Agreement. Joseph O'Connor, Ayaz Somani, Naseem Somani, and Karim Suleman, all Directors or family of Directors of Ideal, placed the following shares in escrow with the law firm McLeod Dixon LLP as Escrow Agents under an Escrow Agreement with Ideal. The shares held in escrow are as follows:
Joseph O'Connor	4,749,481	Common Shares
Ayaz Somani	1,520,800	Exchangeable Shares
Naseem Somani	760,400	Exchangeable Shares
Karim Suleman	2,031,250	Exchangeable Shares

The shares represent 59.5% of the outstanding voting shares of Ideal and will only be released from escrow based on the following performance of Ideal:

A prorated 25% of each of the parties' shares will be released at each of the following performance levels of Ideal:
$ 25,000,000 in consolidated gross annual revenue
$ 50,000,000 in consolidated gross annual revenue
$ 75,000,000 in consolidated gross annual revenue
$100,000,000 in consolidated gross annual revenue

These releases are further conditioned on Ideal being profitable on a pre-tax basis at the fiscal year end in which the gross annual revenue target was reached or surpassed. These shares are not eligible to receive dividends until released from escrow.

7. Voting Rights. Each common share of Ideal and each exchangeable share of Ideal Accents Holdings Inc. entitles the holder to one vote, either in person or by proxy, at meetings of shareholders in Ideal. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock and exchangeable shares, holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock and exchangeable shares entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action of shareholders, except as otherwise provided by law.

8. Dividend Policy. Except for shares held in escrow under the Performance Escrow Agreement described on page 26, all shares of common stock and exchangeable shares are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends will be paid in the future.

The Michigan corporations existed as "S" corporations prior to the merger and subsequent acquisitions on December 13, 2001. The stockholder distributions reflected in the statements of cash flow for the years ended December 31, 2001 and 2000 were to provide the stockholders with cash to pay their individual income tax on their prorated share of the income of the "S" corporations prior to December 13, 2001. Distributions of this nature will not occur in the future, as the Michigan corporations are no longer "S" corporations.

9. Miscellaneous Rights and Provisions. Holders of exchangeable shares have conversion rights to convert to common stock at any time and in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, will be redeemed for an equal number of shares of common stock enabling them to proportionally share in assets available for distribution after satisfaction of all liabilities and payments of the applicable liquidation preferences.

10. Transfer Agent and Registrar. The Transfer Agent and Registrar for the common stock is Olde Monmouth Transfer Co., Inc., 77 Memorial Parkway, Atlantic Highlands, New Jersey, 07716.

INTEREST OF EXPERTS AND COUNSEL

Our Financial Statements for the period from inception of our predecessor to December 31, 2001 and the period ending September 30, 2002 have been included in this prospectus in reliance upon Rotenberg & Company, LLP., independent Certified Public Accountants, as experts in accounting and auditing.

With respect to the Independent Accountants Report on the unaudited interim financial information of Ideal Accents, Inc. and Subsidiaries for the three and nine months ended September 30, 2002 and 2001 dated November 21, 2002, which is incorporated herein by reference, Rotenberg & Co., LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Rotenberg & Co., LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" on a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEMNIFICATION OF DIRECTORS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Ideal to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The forgoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Ideal may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Corporation would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney's fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Ideal in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Ideal and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Ideal nevertheless indemnifies each person described above to the fullest extent permitted by all potions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers controlling persons of Ideal pursuant to the foregoing provisions, or otherwise, advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ORGANIZATION OF COMPANY IN LAST FIVE YEARS

Ideal Accents, Inc. (Ideal) was incorporated under the laws of the state of Florida on January 21, 1999 as Interactive Technologies, Inc. On February 17, 1999, the Board of Directors filed a certificate of amendment with the state of Florida changing its name to Fairhaven Technologies, Inc. The Company was formed by Natquote Financial Inc. for the purpose of acquiring certain medical technology and in a corporate reorganization on March 6, 1999 transferred the ownership to its shareholders. The transaction for the medical technology failed to complete due to no fault of the Company and was abandoned in June of 1999. On December 11, 2001, the name was changed to Ideal Accents, Inc. The Company was initially authorized to issue 50,000,000 shares of common stock having a par value of $.001. Common shares totaling 17,950,000 were issued to the Natquote shareholders in a corporate reorganization in exchange for expenses paid on behalf of the Company. In December 2001, prior to the merger discussed below, the shareholders and directors approved a 1 for 4 reverse stock split leaving 4,487,755 common shares outstanding.

On December 10, 2001 Ideal incorporated Ideal Accents (Nova Scotia) Company, a Nova Scotia corporation and on December 11, 2001 incorporated Ideal Accents Holdings Inc., an Ontario corporation. These two wholly owned subsidiaries were incorporated to accommodate certain tax considerations in the acquisition of shares from Canadian shareholders of two of the companies acquired on December 13, 2001.

On December 13, 2001 Ideal acquired pursuant to a Share Exchange Agreement and Corporate Reorganization (Merger) Ideal Accents, Inc. (Ferndale) a Michigan corporation and its wholly owned subsidiary JTM, Inc., Ideal Accents, Inc. (Ann Arbor) a Michigan corporation, Ideal Accents, Inc. (Taylor) a Michigan corporation, and T.O.E., Inc., a Michigan corporation. Also on December 13, 2001, in a separate but simultaneous Share Exchange Agreement, Ideal acquired through its subsidiary, Ideal Accents Holdings, Inc., Somani Holdings Inc., an Ontario corporation doing business as Automotive Sunroof Co. and AutoFun Canada Inc., also an Ontario corporation.

On December 13, 2001 Ideal issued 5,480,500 shares of common stock and Ideal Accents Holdings Inc. issued 5,250,958 exchangeable shares in exchange for all of the outstanding shares of the six companies acquired.On the same date the original officer and director, Paul Hines, resigned and was replaced by Joseph O'Connor, CEO and Chairman of the Board of Directors, Ayaz Somani, President and Director, and Karim Suleman, Executive Vice President, Secretary, Treasurer, and Director. All three of the new officers and directors were major shareholders of the six companies acquired in the Share Exchanges.

OUR BUSINESS

Ideal's officers and directors have successfully operated auto accessory shops dating back to 1981. Our plan is to consolidate a portion of the North American automotive aftermarket accessorization industry, that services customers primarily at the vehicle dealer level, into a network of installation shops owned and operated by a single company and marketed under a single brand. Less than 10% of Ideal's business is provided by walk-in retail customers (this retail business is grown primarily through our web-site and customer word-of-mouth marketing and has always been serviced alongside the dealer level business). Automotive aftermarket accessories generally break down into three product categories: styling accessories, vehicle electronics and performance enhancement. Our staff conducted surveys of most of the major market areas that concluded that the installation of these accessories in North America today is carried out by 1,600 - 2,000 mainly small and independent owner-operated installation shops. According to the Specialty Equipment Market Association, the principal source of North American automotive aftermarket data, the current annual North American retail accessories aftermarket is US$ 23.2 Billion and has been growing 7.5% annually. If and when Ideal is funded, it plans to consolidate a portion of the industry by acquiring existing facilities through cash and share purchases. Owners will have the option of remaining as managers, provided they pass certain management screening tests, or exiting the business with equity. Ideal is actively engaged in seeking equity and debt financing from multiple sources that will enable us to start this consolidation.

For the year ended December 31, 2001, Ideal's consolidated revenues were $8,364,917 and consolidated net income was $318,530. For the nine months ended September 30, 2002 consolidated revenues were $6,988,885 and the consolidated net loss was $(361,104). Ideal's installation and administrative/consulting subsidiaries are as follows:

Company	Form of Organization	Date of Incorporation	Location

Ideal Accents, Inc. (Ferndale) and JTM, Inc.	Michigan Corporation	June 4, 1981	Detroit, Michigan, USA
Ideal Accents, Inc. (Ann Arbor)	Michigan Corporation	May 8, 1992	Detroit, Michigan, USA
Ideal Accents, Inc. (Taylor)	Michigan Corporation	August 22, 1996	Detroit, Michigan, USA
T.O.E., Inc.	Michigan Corporation	April 13, 1990	Detroit, Michigan, USA
Somani Holdings Inc.	Ontario Corporation	May 3, 1988	Toronto, Ontario, Canada
AutoFun Canada, Inc.	Ontario Corporation	June 30, 1999	Toronto, Ontario, Canada

None of Ideal's subsidiaries has filed for bankruptcy, receivership or similar proceeding. And none of these subsidiaries have been materially reclassified, merged, consolidated, or engaged in the purchase or sale of a significant amount of assets not in the ordinary course of business.

Facilitating Ideal's future acquisitions is the membership of Ideal's Chairman & CEO, Mr. Joseph O'Connor, and Ideal's President, Mr. Ayaz Somani, in Group 15. Group 15 is an existing trade organization of the owner/operators of the largest automotive accessorizers in 15 major markets in North America and functions as a major industry network center. The mission of Group 15 is to enable members to share ideas, insights, knowledge and financial information with the aim of continually improving member company performance along a series of operational and financial benchmarks. Group 15 is commonly the first stop for new industry suppliers and a useful information source for many installation shop principals. We believe this association will be of assistance to our future acquisition plans.

Success for integration of newly acquired facilities into a consolidated network will depend on good shop management, advanced network information systems and strong operational quality/efficiency templates. A branding strategy, created and developed by brand specialists, will identify Ideal and its services to both automotive industry insiders and consumers.

THE BUSINESS. The automotive accessories business consists of three supplier tiers:
1.	Tier One Suppliers consist of manufacturer/suppliers of accessories to Original Equipment Manufacturers ("OEMs")
2.	Tier Two Suppliers consist of manufacturer/suppliers of components to Tier One Suppliers
3.	Tier Three Suppliers consist of distributor/installers of Tier One parts on new and aftermarket vehicles. Ideal is presently authorized by many of the main Tier One Suppliers to install their products on aftermarket vehicles, i.e., on vehicles at the new vehicle dealer level and at the retail level.

A typical accessory transaction cycle runs as follows:
1.	At the point of sale, a new vehicle dealer will offer a choice of accessory options to a vehicle purchaser.
2.	The purchaser will make a selection and order an accessory.
3.	The vehicle is sent to an installation shop, the selected accessory is installed, and the vehicle is brought back to the dealership.
4.	The purchaser pays the dealer and takes delivery of the vehicle with the installed accessory.

Products. Automotive parts and automotive accessories are distinct product categories. Automotive parts are designed, made, sold, and installed for vehicle repairs and maintenance. Automotive accessories are designed, made, sold, and installed for vehicle improvement and enhancement. Ideal's business is in the latter category.

Automotive accessories enhance a vehicle either stylistically or functionally. Stylistic enhancements serve the needs of differentiation and personalization. Functional enhancements serve, among other needs, the needs of security, safety, convenience, comfort, communication, connectivity, productivity, performance, and infotainment.

Ideal presently offers the following product categories:

automotive styling accessories:

sunroofs, leather seats, wood dashboards, wheels, wings, etc.

vehicle electronics:

vehicle tracking systems, keyless entry, remote starters, GPS navigation systems, Auto PCs, TVs, VCPs, DVDs, CD Changers, stereos, etc.

performance enhancement:

modified exhausts, ground effects, etc.

Ideal does not manufacture any of its accessories. It procures the accessories listed above from the following suppliers:

-	Inalfa Skylite Sunroofs
-	Webasto-Hollandia
-	Katzkin Leathers Inc.
-	Classic Soft Trim
-	Gemico
-	New England Wood Dash Company
-	Woodview (Ont) Ltd.
-	Kwikut Equipment Inc.
-	Rostra Precision Controls Inc.
-	Audiovox
-	Clarion
-	Dawn Enterprises
-	J. S. Parker Intl. Ltd.
-	Wilpack Industries Limited
-	Jaycore Incorporated
-	E & G Classics
-	Razzi Corporation
-	Magellan

There are no written agreements with any of the above suppliers. The material terms of the supply arrangement Ideal has with these suppliers consist of the payment terms. The payment terms under these supply arrangement range from C.O.D. (cash on delivery) to net 60 days.

Ideal's market for its accessorization services consists of new vehicle dealers and their customers. Ideal markets its products primarily to the dealers themselves, who in turn market these products to their customers. The new vehicle dealer network, therefore, is Ideal's primary distribution channel for its products and services to the end-user-customer. This network consists of both domestic dealers (offering vehicles made in North America) and import dealers (offering vehicles made outside North America).

Ideal accessorizes all makes, models and body types in both domestic and import vehicles. The body types include coupes, convertibles, hatchbacks, sedans, wagons, pickups, vans and SUVs (sport utility vehicles).

Pick up and delivery consists of either driving or carrier-transporting the to-be-accessorized vehicle from and to the dealer.

Industry Structure.  The over-20-years of industry experience that the CEO and the President of Ideal possess and in-house surveys done by the Company both support two observations regarding the number of installation shops in the North American automotive aftermarket:

Observation One: that there is approximately one installation shop for every 180,000 to 225,000 people; and

Observation Two: that there is approximately one installation shop for every four retail auto parts stores (e.g., Auto Zone, Pep Boys, etc.).

Supporting Observation One is a survey by our staff comprised of counting the number of accessorization shops listed in a city's Yellow Pages and dividing this number into the population size of the city.  Supporting Observation Two is another survey by our staff comprised of counting the number of retail auto parts stores listed in a city's Yellow Pages and dividing this number by the number of accessorization shops listed in the same Yellow Pages for that city.

Based on Observation One, with approximately 360 million people in North America, one can estimate there to be 1,600-2,000 installation shops in this market.  This estimate is lent further support by research from Merrill Lynch.

According to Merrill Lynch, the chains and the independent auto parts retailers have been undergoing a consolidation.  In 1998, there were 10 major auto parts companies operating 5,839 stores.  As of 1999, the number of major auto parts companies had decreased to 8, while the number of stores had increased to 6,950.

Based on Observation Two, with approximately 6,950 retail auto parts stores in North America according to Merrill Lynch, one can estimate there to be 1,727 installation shops in this market - a number that falls well within the estimated range of 1,600-2,000 installation shops based on Observation One.

Competition.  Large auto parts retailers such as Pep Boys and Auto Zone in the US and Canadian Tire in Canada, though public and well funded, are not a competitive threat to Ideal's efforts, because their business is selling automotive parts at the retail level, not installing automotive accessories at the dealer level.  While it would be theoretically possible for these retailers to move into the accessorization business, it would not be practical for them.  Vehicle accessorization in its essential categories requires highly specialized installation expertise, and there is only a limited pool of such expertise available.

One potential competitor is Classic Soft Trim ("CST") - a private company. CST has been an aftermarket manufacturer of auto interior leather products since 1969. Over the years, to lessen its reliance on independent distributors/installers, CST began setting up company-owned distribution/installation centers. Today, the CST network comprises 38 company-owned outlets and even more independent CST authorized distributor/installers. Recently, to diversify its product selection at its company-owned centers, CST has started offering accessorization services in complimentary styling products such as wood dashes, sunroofs, spoilers and CD changers. Ideal and CST have radically different strategic objectives. The strategic objective behind CST's network creation is the distribution of its manufactured leather products. Ideal's strategic objective, on the other hand, is the consolidation of the aftermarket industry into a branded network of installation shops that offer its services across all of the major product categories.

Ideal enjoys a strong competitive position in the markets it services, given the percentage number of dealers it services in these markets. In the Detroit market, Ideal services 78% or 276 of the 350 new vehicle dealers. And in the Toronto market, Ideal services 40% or 85 of the 210 new vehicle dealers. Ideal's method of competition is two fold: aggressive in-person marketing to the dealer sales managers and sales people, and consistent delivery on the promised performance.

Market Size According to the Specialty Equipment Market Association (SEMA) manufacturers' sales categories they track rose from $4.35 billion in 1990 to $8.17 billion in 1999, or an average increase of 7.5% per annum.

Some of the factors driving market growth in the automotive aftermarket are:

- continued growth in the number of vehicles on the road

- continued increase in the number of miles being driven per year

- continued increase in the amount of time spent in vehicles

- new automotive accessory technologies and products

- greater safety and security concern

- dramatic increase in sales of sport utility vehicles (SUVs) and light trucks, the most likely vehicles to be accessorized

According to SEMA, in 1999 the retail price paid for the manufacturers' sales of $8.17 billion was $23.2 billion. Seventy-four percent (74%) of the manufacturer level sales, according to SEMA, can be traced to 14 product categories. Ideal's product offering is in four of the leading categories. These four SEMA categories, the corresponding Ideal categories and the items they include are:

SEMA Product Categories	Ideal product Categories	Specific Items
Appearance/Body Accessory Products	Stylistic Accessories	bumpers, grill guards, spoilers, headliners, bedliners, ground effects, sunroofs, tonneau covers, dashboard covers, seat covers, fender flares, running boards, etc.
Custom Wheels	Stylistic Accessories	(self-explanatory)
Electrical Products	Vehicle Electronics	on-board computers, cruise/speed control, power door locks, security systems, remote keyless entry, audio systems, mobile entertainment systems, etc.
Carburetor & Fuel System Products	Performance Enhancement	performance carburetors, supercharger systems, fuel injection systems, fuel pumps, turbocharger systems, etc.

According to SEMA, the percentage, cost and sale value of these products sold by installation shops like Ideal to new vehicle dealers are as follows:
SEMA Product Category	Total Sales in Manufacturer Price	% Sales through Installation Shops	$ Cost to Installation Shops at Manufacturer Price	$ Sales through Installation Shops to New Vehicle Dealers
1. Appearance/Body Accessory Products	2.13 B	40.5%	.862 B	1.724 B
2. Custom Wheels	.97 B	49.9%	.484 B	.968 B
3. Electrical Products	.50 B	28.5%	.143 B	.286 B
4. Carburetor & Fuel System Products	.15 B	30.2 B	.045 B	.090 B
Total $ Sales through Installation Shops to Dealers in the Four (4) SEMA product categories that Ideal offers				3.06 B

Note: B = US$ billion

According to these statistics the average markup of the manufacturer's price by the installation shop is 100%. That includes their cost and profit. On average the new vehicle dealer marks up his cost by 42%. These percentages are consistent with Ideal's operating experience to date.

Acquisition Plan.

Provided Ideal is able to arrange the necessary equity and/or debt financing, Ideal's acquisition program over the next 5 years is to acquire approximately 5% of the estimated 1800 installation shops in North America. Where possible Ideal will use its own shares to make acquisitions, but there is no assurance that any acquisition can be made on this basis without other forms of financing. At this time, Ideal has no other forms of financing that are available.

The acquisition selection criteria are:
Criteria	Explanation
Markets to be Serviced	Key accessory installation shops in population centers with over one million people will be targeted.
Revenue Size	To ensure that Ideal inherits a sufficient local management layer, facilities with annual revenues of US$ 2 million or more will be Ideal's preferred targets.
Management Capability	The incumbent management will have to establish its performance history and its ability to manage the facility according to new management and operating standards as prescribed by Ideal.
Installation Capability	The shop must have installation expertise in at least two (2) of the three (3) product categories Ideal carries.
Business Reputation	A healthy reputation among the local dealer community will be critical.
Financial Performance	Profitable history that can be enhanced through integration with Ideal.
Revenue growth potential	The facility must have revenue growth potential after Ideal's operational and marketing expertise has been applied.

A significant factor that aids Ideal in its effort to acquire facilities is the limited exit strategy faced by most of the owner-operators. Because automotive accessorization is a specialized and skill-intensive business, few outside the industry can extract value from the business the way the incumbent owner-operators can. With few buyers, such businesses become extremely difficult to sell. Through its acquisition plan, Ideal offers owner-operators who wish to leave the industry a convenient and practical exit strategy. And for owner-operators who wish to stay on as managers of the acquired facility and who have demonstrated their management expertise to Ideal, Ideal will offer them attractive performance based compensation packages.

The success of Ideal's acquisition plan is entirely dependant on Ideal's ability to convince these owner-operators to sell their business to Ideal on a cash basis, a share-exchange basis, or a cash/share exchange basis.

To date, Ideal has neither raised nor received any commitment, oral or written, for any equity and/or debt financing to acquire these businesses.

Ideal has initiated informal acquisition discussions with several owner-operators of accessorization shops on a non-disclosure basis. With one exception, none of these non-disclosure agreements is in writing and none of the acquisition discussions has developed into an acquisition agreement - oral or written. The one exception is Ideal's written acquisition agreement with Auto Conversions, Inc. of Detroit.

The only acquisition agreement that Ideal has entered into to date is with Auto Conversion, Inc. an automotive accessorization facility in the Detroit area. The closing date of this agreement is May 30, 2003 subject to Auto Conversions meeting satisfactory sales performance.

Integration Strategy. Ideal's integration strategy will focus on the following areas:

Operational Quality/Efficiency Templates. Ideal was ISO certified in early November 2002. The current ISO standards, ISO 9001, specify the minimum standards for a quality management system. These standards are set by the International Standards Organization ("Organization") in Geneva, Switzerland. The Organization accredits Registrars around the world to ISO certify companies that have implemented these standards. A company seeking such certification needs to do the following: 1) select a Registrar and negotiate a fee for its services; 2) be educated in the standards; 3) document its organizational structure, job functions, work processes and quality assurance procedures; 4) conform these documents to the standards; 5) implement the processes and procedures in these conformed documents; 5) have the Registrar through its ISO Auditor inspect the conformed documents and the company's implementation of the processes and procedures in these documents; 6) assuming the company passes inspection, apply for certification; 7) maintain the certification by having an annual ISO audit done on the company; 8) if there is a new facility acquired, and assuming the standards have been implemented in this new facility, apply to the Registrar to inspect the new facility and expand the scope of the certification to include this new facility; 9) three years from the certification date, apply for a new certification.

As each facility is acquired, bringing this new facility up to ISO standards will be a priority. As the ISO standards are implemented within a particular facility, Ideal will apply to have its ISO certification expanded to include the new facility.

One of the aims of the certification process is to standardize all the operational procedures and workflow documentation in the US and Canadian facilities. These standardized procedures and documentation will serve as Ideal's starting operational quality/efficiency templates.

Ideal will also template Industry Best Practices for implementation in all its facilities. These Practices have been collated by industry associations, like SEMA, and are advocated as enhancing a firm's competitive advantage in the industry.

Ideal's ISO certification and implementation of Best Practices will help the company in, at least, two ways: internally, it will continue to build its competitive advantage; externally, it will clearly communicate to its suppliers and customers that the company is a quality focused enterprise - a message that can only serve to build the company's brand equity and customer loyalty.

Network Information System. Ideal has hired Marketcircle, Inc., a specialty e-solutions company, to design its corporate information system. The system will consist of a central repository of data and multiple applications, that feed off and into this repository. These applications are designed to enhance network efficiency and include Accounts Receivables, Accounts Payables, General Ledger, Payroll, Inventory Management, Installation Management, Human Resource Management, and Customer Relations Management. Overlaying the data core and applications is an enterprise portal. The portal is the common entry point to and the unifying platform for all the data and applications. Because the system will be web-centric in that the data and application delivery systems will be premised on Internet standards, every Ideal employee with an Internet connection and the required authorization will have full access to Ideal's electronic resources at any time and from anywhere. Such convenient access to Ideal's on-line resources can only serve to further enhance network efficiency. Furthermore, the portal provides Ideal's executive a powerful medium through which to communicate the company's vision and strategy to its employees and, additionally, provides Ideal's employees a powerful tool with which to collaborate with one another. Such added communicative and collaborative capabilities can only serve to further foster network cohesion. Because Ideal plans to fully leverage its information system to enhance network efficiency and cohesion, and because access to this web-centric system will be so convenient, Ideal will architect a system that is tightly integrated with its operational procedures. The system is designed to allow additional components to be added as the business expands and can be expanded to handle a network of up to 100 facilities.

Shop Management. Ideal's main reason for targeting shops with annual sales in excess of US$ 2 million is to acquire a shop-level layer of management that can be trained in ISO standards, industry best practices and information systems. Such training will be essential for the successful integration of the newly acquired shops into Ideal's network. The quality/efficiency templates designed by Ideal will establish the standards for developing superior management and processes at the shop level. To incentivize shop level management to achieve challenging business benchmarks (revenues and earnings targets, new client accounts, market share, etc.), generous performance based stock options will be offered this management. Furthermore, Ideal will continually seek to improve the caliber of management at the shop level by encouraging and supporting regular management training and education.

Marketing Strategy. Ideal's marketing strategy will center on having a strong brand identity across the entire network. The four elements of the brand promise and the way Ideal plans to fulfill these elements is as follows:

1) Superior Product Choice: Through strong, long standing relationships with leading Tier One suppliers in each of its product categories.

2) Superior Installation Quality: Through its ISO certification and Best Practices implementation.

3) Superior Turnaround Time: Through its Corporate Information System and Best Practices implementation

4) Competitive Pricing: Through the purchasing synergies generated by the growing network buying power and through the operating efficiencies generated by the Corporate Information System and Best Practices implementation.

Each new facility acquired will initially carry some goodwill in the local market it serves. Identifying the new facility with the Ideal name will be done gradually. At first, the new facility will simply be referred to as "an Ideal Company". After the facility's clientele becomes accustomed to the facility's association with Ideal, steps will be taken to replace the acquired name with the Ideal name. The eventual goal is to have all 100 network facilities operate under the Ideal name. Such name conversion will contribute significantly to Ideal's overall branding effort consisting of the elements of marketing, advertising, promotion, public relations, and corporate image management in both Web space and real space.

Financial Plan.  Both the US and Canadian subsidiaries have conventional lines of credit in place.  Ideal plans to arrange a larger consolidated conventional line of credit under the parent company.  Each of the subsidiaries have successfully operated on their operating profits.

Ideal intends to seek other equity financing in the future as required.

Competitive Advantage.  As an industry consolidator, Ideal's competitive advantage lies in its ability to raise capital; its experienced management team; its extensive industry expertise; its established relationships with suppliers; its long standing relationships with the owner-operators of most prospective acquisition targets and its publicly tradable shares. Upon effectiveness of this registration statement, Ideal plans to apply for a listing on the OTC BB to enable its shares to trade publicly. The effectiveness of this registration statement does not guarantee a listing on the OTC BB nor can we guarantee our listing application will be accepted, therefore we cannot guarantee we will have publicly traded shares to attract acquisition. As the consolidation gets underway and Ideal implements its Integration and Marketing Strategies, Ideal's competitive advantage will continue to grow.

Long Term Growth Strategy.  When Ideal attains a reasonable nationwide presence, its greatest potential revenue source will lie in the Original Equipment Aftermarket ("OEAM") space.  Currently, as regards aftermarket services, OEAMs such as GM, Ford and Toyota navigate between two (2) competing considerations.  The first consideration is to cut costs; the second is to offer customization.  To cut costs the OEAMs have had to further simplify and standardize production.  To offer customization the OEAMs offer customers a selection of accessory packages at market (i.e., at the dealer level).  These packages are quite limited and do not provide customers the freedom to select only the options they want.  The solution to this dilemma lies in producing standardized vehicles that are mass customizable at market.  Ideal's North America wide network of accessorization shops is designed to offer the OEAMs just this very customization capability at the dealer end.  It is expected that Ideal's ISO certification should help remove impediments there might be for Ideal in servicing the OEAMs.  The revenue possibilities for Ideal in providing such mass customization services to the OEAMs are significant.

Management.  See Directors, Executive Officers, Promoters, Control Persons on page 20.

Employees. Ideal has 101 employees. The breakdown among the principal subsidiaries is as follows:
Name	Ideal Accents, Inc. (Ferndale)	T.O.E., Inc.	Ideal Accents, Inc. (Taylor)	Ideal Accents, Inc. (Ann Arbor)	Somani Holdings Inc.
Number of Employees	31 full time 20 part time	8 full time 11 part time	5 full time 5 part time	2 full time 4 part time	14 full time 1 part time

None of these employees are represented by a labor contract. The employee numbers at corporate head office are included in the Ferndale numbers. All of the employees in the US subsidiaries and in the corporate head office at Ferndale, including the CEO, are leased employees and are paid through a temp service. The temp service in effect is a payroll service that performs all the administrative functions associated with maintaining employees on a company payroll - functions like tax deductions, insurance premium deductions, compensation claims, etc. None of the employees in the Canadian subsidiaries, are leased employees. The administrative functions associated with these Canadian employees are performed in house.

Web Addresses.  The Web addresses of the key operations and references mentioned in this prospectus are:
Company	Web Address
• Ideal Accents, Inc. (Ferndale) • Ideal Accents, Inc. ( Ann Arbor) • Ideal Accents, Inc. ( Taylor) • T.O.E., Inc.	www.idealaccents.com
• Somani Holdings Inc.	www.autosunco.com

General. Management of Ideal has an extensive background in the auto accessory industry.

Mr. Joseph O'Connor started Ideal Accents, Inc. (Ferndale) in 1981. The initial product line consisted of tape striping and adhesive body side moldings. Since then Mr. O'Connor grew the business through a series of strategic acquisitions. These acquisitions had to satisfy one of two criteria: add a new product line installation capability or solidify market dominance in an existing line. Acquiring US Sunroof, Inc. in 1983 gave Mr. O'Connor a capability in sunroof installations. Acquiring Custom Trim of Michigan, Inc. in 1986 added the capability of "cut and sew" operations for roof treatments. Acquiring Auto Sunroof and Accessories, the predecessor company to T.O.E., Inc. in 1990 gave Mr. O'Connor dominance in the Detroit sunroof aftermarket. Auto Sunroof and Accessories had been in the sunroof accessorization business in the Detroit area since 1997and had annual revenues in excess of $900,000immediately prior to being acquired by Mr. O'Conner. During the early and mid 90's, Mr. O'Connor expanded the business by offering services through multiple strategically located branch facilities. Ideal Accents, Inc. (Ann Arbor) was opened in 1993, and Ideal Accents, Inc. (Taylor) was opened in 1996; neither of these two companies had predecessor companies. More recently, Mr. O'Connor has sought to increase business by expanding the Company's product offerings beyond the established sunroof, leather seats and bolt-on categories to include the rapidly emerging mobile electronics category. Today, at over $8 million in revenues, the four Detroit subsidiaries that Mr. O'Connor built are the leading automotive accessorization service in the Detroit Area servicing 276 of the 350 new vehicle dealers in that Area.

Mr. Ayaz Somani started Automotive Sunroof Company (Pickering) ("ASC") in 1992 as an operating entity of Somani Holdings Inc., and has grown its business by focusing on four areas:
1.	Product Leadership (i.e., being the first to bring new automotive aftermarket products to market)
2.	Styling Packages (i.e., bundling automotive accessories and marketing these as styling packages)
3.	Turnaround Time (i.e. picking up, accessorizing and delivering vehicles to a new vehicle dealer on the same day)
4.

Zone and Port Programs (i.e., implementing accessory installation programs for the OEMs on their vehicles in a designated zone or at a port of entry before the vehicles are delivered to a new vehicle dealer)

Today, by achieving success in these four areas, Mr. Somani has built ASC into a leading automotive accessorization service in the Toronto Area servicing 85 of the 210 new vehicle dealers in that Area.

Messrs. Ayaz Somani and Karim Suleman started AutoFun Canada Inc. ("AutoFun") in 1999. From inception, AutoFun has been a concept company. Ideal's business concept of consolidating the fragmented North American automotive aftermarket into a network of installation shops owned and operated by Ideal originates from AutoFun. The market research, feasibility study, capital sourcing expertise, acquisition and integration systems development, including network information systems and process systems development that Ideal will employ in implementing its business concept also originates from AutoFun.

WHERE YOU CAN OBTAIN MORE INFORMATION

As we have not conducted any business prior to December 13, 2001, we have not delivered annual reports to our shareholders and have not done so prior to the date of this prospectus. Once this prospectus has been declared effective we will provide annual statements to our shareholders. This registration statement is our first filing with the Securities and Exchange Commission (SEC). The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding Ideal at www.sec.gov and you can reach us at jpoidlacc@aol.com. Karim Suleman acts as the Information Officer for the Company and can be reached at 416-435-6867.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2002

Forward-Looking Statements. The statements contained in this report on Form SB-2 which are not historical facts, including (without limitation) in particular, statements made in this Item, may contain forward-looking statements that are subject to important factors that could cause actual results to differ materially from those in the forward-looking statement, including (without limitation) product demand; the effect of economic conditions; the impact of competitive services, products, pricing; product development; parts supply restraints or difficulties; industry regulation; the continued availability of capital resources and financing and other risks set forth or incorporated herein and in Ideal's Securities and Exchange Commission filings. Ideal does not undertake to update any forward-looking statement that may be made from time to time by or on its behalf.

Introduction. Ideal sells and installs a wide range of automotive aftermarket accessories primarily to new vehicle dealers in Southeastern Michigan and Toronto, Ontario, Canada.

Ideal generates revenue by the sale and installation of the following:

  Power Moonroofs

  Manual & Topsliding Sunroofs

  Carriage Roofs

  Custom Tops

  Leather Seat Covers and Trim

  Spoilers

  Wood Dashes

  Ground Effects

  Truck Accessories

  Mobile Electronics

  Entertainment Systems

  Navigation Systems䞉

  Telematics

  Other Styling and Functional Accessories

The following discussion and analysis of Ideal's financial condition and results of operations should be read in conjunction with the financial statements appearing in this Form SB-2.

Results of Operations. The following tables set forth statements of operations data of Ideal expressed as a percentage of sales for the periods indicated:
	Three Months Ended
	September 30,
	2002	2001

Sales	100.0%	100.0%
Cost of Goods Sold	74.1%	76.3%
Gross Profit	25.9%	23.7%
Operating Expenses	30.6%	14.2%
Income From Operations	(4.7%)	9.5%
Depreciation and Amortization	1.2%	1.2%
Interest Expense	1.8%	1.8%
Income (Loss) Before Income Taxes	(7.7%)	6.5%
Provision for Income Taxes	0.3%	0.4%
Net Income (Loss)	(8.0%)	6.1%

Three Months Ended September 30, 2002 Compared with Three Months Ended September 30, 2001

Sales. Sales for the three months ended September 30, 2002 increased $401,600 or 20.5% to $2,359,900 from $1,958,300 for the three months ended September 30, 2001.

The increase in sales is primarily due to the acquisitions of Somani Holdings, Inc. in December 2001. Sales for the three months ended September 30, 2002 without consideration to the Somani Acquisition would have increased by approximately $177,000. The income would be attributable primarily to increasing demand in the 3rd quarter of 2002.

Cost of Goods Sold. Material costs for the three months ended September 30, 2002 was $980,200 or 41.5% of sales compared to $782,000 or 39.9% of sales for the three months ended September 30, 2001. The decrease increase in the materials costs as a percentage of sales is due to the acquisition of Somani Holdings, Inc. in December 2001. The increase in cost of goods sold related to the acquisition was caused by the increased cost for raw materials purchased by the Canadian operations from suppliers in the United States. The weaker Canadian dollar made it more expensive for the Canadian operations to buy parts from the United States.

Labor and Overhead. Labor and Overhead costs for the three months ended September 30, 2002 was $768,900 or 32.6% of sales compared to $712,600 or 36.4% of sales for the three months ended September 30, 2001. The overall dollar increase is related to the acquisition of Somani Holdings, Inc. The decrease in the percentage is mainly due to the more efficient use of direct labor in 2002.

Operating Expenses. Operating expenses for the three months ended September 30, 2002 increased $443,700 or 159.2% to $722,400 from $278,700 for the three months ended September 30, 2001.

The increase in operating expenses is due to the acquisition of Somani Holdings, Inc. and expenses incurred for professional fees in connection with registering the company's securities for trading.

Interest Expense. Interest expense for the three months ended September 30, 2002 increased $7,000 to $42,500 from $35,500 for the three months ended September 30, 2001.

Although there was a decrease in the prime rate from 9.00% at January 1, 2001 to 4.75% at September 30, 2002, it was more than offset by the acquisitions of Somani Holdings, Inc. and AutoFun Canada, Inc., which held more debt.

The decrease in interest expense was due to the decrease in the company's overall debt while interest rates remained comparable.

Provision for Income Taxes. The provision for income taxes increased $300 to $8,100 for the three months ended September 30, 2002 from $7,800 for the three months ended September 30, 2001. Income taxes consist mainly of estimates of state imposed minimum franchise tax fees.

Net Income (Loss). Net income for the three months ended September 30, 2002 decreased $309,000 or (258.4)% to a net loss of $(189,400) for the three months ended September 30, 2002 from a net income of $119,600 for the three months ended September 30, 2001, due to the factors discussed above.

Results of Operations. The following tables set forth statements of operations data of Ideal expressed as a percentage of sales for the periods indicated:
	Nine Months Ended
	September 30,
	2002	2001

Sales	100.0%	100.0%
Cost of Goods Sold	73.6%	72.3%
Gross Profit	26.4%	27.7%
Operating Expenses	28.3%	19.3%
Income (Loss) From Operations	(1.9%)	8.4%
Depreciation and Amortization	1.2%	0.8%
Interest Expense	1.7%	1.5%
Income (Loss) Before Income Taxes	(4.8%)	6.1%
Provision for Income Taxes	0.3%	0.4%
Net Income (Loss)	(5.2%)	5.8%

Nine Months Ended September 30, 2002 Compared with Nine Months Ended September 30, 2001

Sales. Sales for the nine months ended September 30, 2002 increased $758,200 or 12.2% to $6,988,900 from $6,230,700 for the nine months ended September 30, 2001.

The increase in consolidated sales is primarily due to the acquisitions of Somani Holdings, Inc. in December 2001.

Sales for the nine months ended September 30, 2002 without consideration to the Somani Acquisition would have decreased by approximately $13,000. The decrease would be attributable primarily to the general economic downturn.

Cost of Goods Sold. Material costs for the nine months ended September 30, 2002 was $3,004,800 or 43.0% of sales compared to $2,540,900 or 40.8% of sales for the nine months ended September 30, 2001. The increase in the materials costs as a percentage of sales is due to the acquisitions of Somani Holdings, Inc. in December 2001. The Increase in cost of goods sold related to the acquisition was caused by the increased cost for raw materials purchased by the Canadian operations from suppliers in the United States. The weaker Canadian dollar made it more expensive for the Canadian operations to buy parts from the United States.

Labor and Overhead. Labor and Overhead costs for the nine months ended September 30, 2002 was $2,142,300 or 30.7% of sales compared to $1,963,300 or 31.5% of sales for the nine months ended September 30, 2001. The overall dollar increase is primarily related to the acquisition of Somani Holdings, Inc. The decrease in the percentage is mainly due to the more efficient use of direct labor in 2002.

Operating Expenses. Operating expenses for the nine months ended September 30, 2002 increased $775,500 or 64.6% to $1,976,500 from $1,201,000 for the nine months ended September 30, 2001.

The increase in operating expenses is due to the acquisition of Somani Holdings, Inc. and expenses incurred for professional fees in connection with registering the company's securities for trading.

Interest Expense. Interest expense for the nine months ended September 30, 2002 increased $28,100 to $120,800 from $92,700 for the nine months ended September 30, 2001.

Although there was a decrease in the prime rate from 9.00% at January 1, 2001 to 4.75% at September 30, 2002, it was more than offset by the acquisitions of Somani Holdings, Inc. and AutoFun Canada, Inc., which held more debt.

Provision for Income Taxes. The provision for income taxes increased $500 to $23,100 for the nine months ended September 30, 2002 from $22,600 for the nine months ended September 30, 2001.

Income taxes consist primarily of state imposed minimum franchise taxes.

Net Income.  Net income for the nine months ended September 30, 2002 decreased $720,200 or (200.6%) to a net loss of $(361,100) from a net income of $359,100 for the nine months ended September 30, 2001, due to the factors discussed above.

9. Capital Resources and Liquidity

Nine Months Ended September 30, 2002 Compared with Nine Months Ended September 30, 2001

Capital Resources. Cash used from operations was $34,300 for the nine months ended September 30, 2002 and cash provided from operations was $438,000 for the nine months ended September 30, 2001. The decrease is mainly due to decreased net income for the nine months ended September 30, 2002 and an increase in accounts receivable. This was offset mainly by an increase in accounts payable and a decrease to other assets.

Cash used in investing activities was $21,000 and $1,100 for the nine months ended September 30, 2002 and 2001, respectively. The cash was used for purchases of property and equipment in the nine months ended September 30, 2002 and 2001.

Cash flow provided from financing activities was $34,700 for the nine months ended September 30, 2002 and cash flow used in financing activities was $503,300 for the nine months ended September 30, 2001. The change in cash flow is due to advances from a related party, officers and stockholders, and repayment of debt.

Liquidity. Ideal has an available line of credit with a maximum amount of $100,000 with Citizen's Bank, of which $97,300 was outstanding at September 30, 2002. The line bears interest at a rate of 1% above the prime rate. It is secured by substantially all of the assets of TOE, Inc. and bears the personal guaranty of Joseph O'Connor, James Erickson and Thomas Sullivan. The line of credit has no set expiration date.

Ideal has an additional line of credit with a maximum amount of $164,700 ($250,000 Canadian) with the Royal Bank of Canada, of which $158,400 was outstanding at September 30, 2002. This line bears interest at a rate of 2.5% above the prime rate. It is secured by a substantially all the assets of the Somani Holdings, Inc. and bears the personal guarantees of Ayaz and Naseem Somani. The line of credit has no set expiration date.

Ideal has a line of credit with a maximum amount of $97,500 ($150,000 Canadian) with the Royal Bank of Canada, of which $66,500 was outstanding at September 30, 2002. This line bears interest at a rate of 2% above the prime rate. It is secured by substantially all the assets of AutoFun Canada, Inc. and bears the personal guaranty of Karim Suleman. The line of credit has no set expiration date.

Ideal had an additional line of credit with a maximum amount of $50,000 with Charter Bank, of which $33,700 was outstanding at September 30, 2002, which was converted to a term loan in November 2001 and is due November 2004. This loan bears interest at a rate of 2% above the prime rate. It is secured by substantially all of the assets of Ideal Accents - Taylor and bears the personal guarantees of Joseph and Tamara O'Connor, Thomas Sullivan and George Welch.

The above lines of credit and debt instruments contain no financial covenants other than that which may already be disclosed. The company was in compliance with all financial, affirmative and negative loan covenants at September 30, 2002.

Our plan to meet our operating and financial needs over the next twelve months is to continue seeking alternate sources of equity and debt financing to support expanding operations.

Inflation. Ideal does not believe its operations have been materially affected by inflation. Inflation is not expected to have a material future effect in the near term.

Acquisitions of Canadian Companies. On December 13, 2001, Ideal and Ideal Accents Holdings Inc. acquired 100% of the outstanding shares of Somani Holdings Inc. and AutoFun Canada Inc., both Ontario corporations. The shares of these companies were exchanged for shares of Ideal and Ideal Accents Holdings Inc. Pro-forma financial statements of Somani Holdings Inc. and AutoFun Canada Inc. have been included in Note D to the financial statements.

Proforma Results of Operations

Proforma Sales. Proforma combined sales for the nine months ended September 30, 2001 was approximately $7,226,900 compared to actual consolidated sales $6,988,900 for the nine months ended September 30, 2002.

The decrease in sales was the result of the negative economic impact of the terrorist event of 9/11 and the general economic downturn.

Proforma Cost of Goods Sold. Material costs, after giving proforma effect to the acquisitions was approximately $3,224,200 for the nine months ended September 30, 2001 or 44.6% of sales compared to $3,004,800 or 43.0% of actual consolidated sales for the nine months ended September 30, 2002.

The decrease in cost of goods sold was related primarily to the decrease in sales.

Proforma Labor and Overhead. Proforma labor and overhead costs for the nine months ended September 30, 2001 was approximately $2,146,900 or 29.7% of sales compared to $2,142,300 or 30.7% of actual consolidated sales for the nine months ended September 30, 2002.

Labor and overhead costs remained relatively constant from the consolidated nine months ended September 30, 2002 to the nine months proforma results ended September 30, 2001 due to the relatively constant sales over these two periods And the more efficient use of labor in 2002.

Proforma Operating Expenses. Proforma operating expenses for the nine months ended September 30, 2001 was approximately $1,348,500 or 18.7% of sales compared to $1,976,500 or 28.3% of actual consolidated sales for the nine months ended September 30, 2002.

The increase in operating expenses was primarily the result of expenses incurred for professional fees in connection with registering the company's securities for trading.

Proforma Interest Expense. Proforma interest expense for the nine months ended September 30, 2001 was approximately $120,300 or 1.7% of sales compared to $120,800 or 1.7% of actual consolidated sales for the nine months ended September 30, 2002.

Even though there was a decrease in the prime rate from 9.00% at January 1, 2001 to 4.75% at September 30, 2002 this was offset by an increase in the overall debt held by the Company which caused the interest expense to remain relatively comparable for the two periods.

Proforma Net Income (Loss). Net income on a combined proforma basis was approximately $276,300 for the nine months ended September 30, 2001 compared to an actual consolidated net loss of approximately $(361,100) for the nine months ended September 30, 2002, due to the factors discussed above.

During the 4th quarter 2001, AutoFun Canada Inc. raised approximately $500,000 U.S.

Recent Accounting Pronouncements. During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Accounting for Goodwill and Other Intangibles", which specifies that goodwill and some intangible assets will no longer be amortized, but instead will be subject to periodic impairment testing. This pronouncement is effective for the Company beginning January 1, 2002. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 142. Management does not anticipate that the adoption of SFAS No. 142 will have any material impact on the financial statements but may impact the financial statements for later quarters for the effects of future business acquisitions.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for the Company on January 1, 2002. This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of", and other related guidance. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 144, but it is not expected to have any material impact on the financial statements.

Quantitative and Qualitative Disclosures of Market Risk. Ideal is exposed to financial market risk resulting from changes in interest rates. As a policy, Ideal does not engage in speculative or leveraging transactions, nor hold or issue financial instruments for trading purposes.

The nature and amount of Ideal's short-term and long-term debt can be expected to vary as a result of future business requirements, market conditions and other factors. As of September 30, 2002, all of Ideal's debt was fixed rate except for the lines of credit, which the interest rate varies at 1% to 2.5% above the bank's prime rate. Ideal's long-term debt includes approximately $715,600 of capital lease obligations, and additional term and installment obligations of approximately $210,700. While fluctuations in interest rates may affect the fair value of this debt, interest expense will not be affected due to the fixed interest rate of the notes and capital lease obligations.

1. Results of Operations. The following table sets forth statement of operations data of Ideal expressed as a percentage of sales for the periods indicated:
	Year Ended
	December 31,
	2001	2000

Sales	100.0%	100.0%
Cost of Goods Sold	73.5%	73.8%
Gross Profit	26.5%	26.2%
Operating Expenses	20.2%	23.3%
Income From Operations	6.3%	2.9%
Depreciation	0.8%	1.1%
Interest Expense	1.3%	1.8%
Income Before Income Taxes	4.2%	0.0%
Provision for Income Taxes	0.4%	0.3%
Net Income	3.8%	(0.3%)

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

2. Sales. Sales for the year ended December 31, 2001 decreased $563,100 or 6.3% to $8,364,900 from $8,928,000 for the year ended December 31, 2000.

The decline in sales was primarily due to management's decision to de-emphasize certain products due to declining demand and margins for these products and the events of September 11, 2001.

3. Cost of Goods Sold. Material costs for the year ended December 31, 2001 was $3,616,100 or 43.2% of sales compared to 3,854,800 or 43.2% of sales for the year ended December 31, 2000.

The decline in material costs is primarily related to the decline in sales volume in 2001.

4. Labor and Overhead. Labor and Overhead costs for the year ended December 31, 2001 was $2,529,900 or 30.3% of sales compared to $2,735,400 or 30.6% of sales for the year ended December 31, 2000.

The decline in labor and overhead costs is primarily related to the decline in sales volume in 2001.

5. Operating Expenses. Operating expenses for the year ended December 31, 2001 decreased $392,400 or 18.8% to $1,692,600 from $2,085,000 for the year ended December 31, 2000.

The decrease in operating expenses is mainly a result of a decrease in payroll and temporary services in relation to the decrease in sales. In addition, rent has decreased due to the sale/leaseback of the building.

6. Interest Expense. Interest expense for the year ended December 31, 2001 decreased $54,300 to $110,400 from $164,700 for the year ended December 31, 2000.

The decrease in interest expense is due to debt restructuring in 2001 and the decrease in the prime rate from 9.5% at December 31, 2000 to 4.75% at December 31, 2001.

7. Provision for Income Taxes. The provision for income taxes increased $2,200 to $28,800 for the year ended December, 2001 from $26,600 for the year ended December 31, 2000.

Income tax expense is primarily related to state imposed franchise taxes on "S" Corporations.

8. Net Income. Net income for the year ended December 31, 2001 increased $352,100 or (1,048)% as compared to the year ended December 31, 2000, due to the factors discussed above.

9. Capital Resources and Liquidity

Year Ended December 31, 2001 Compared with Year Ended December 30, 2000

Capital Resources. Cash flow from operations was $462,900 and $91,100 for the years ended December 31, 2001 and 2000, respectively. The increase is mainly due to increased net income for the year ended December 31, 2001 and an increase in accounts payable and line of credit. This was offset mainly by an increase in accounts receivable and a decrease to other assets.

Cash provided from investing activities was $18,400 for the year ended December 31, 2001. The cash was acquired through the acquisition of Somani Holdings, Inc. and AutoFun Canada, Inc. Cash used from investing activities was $85,500 for the year ended December 31, 2000. The cash was used for purchases of property and equipment.

Cash used in financing activities was $531,900 and $57,600 for the years ended December 31, 2001 and 2000, respectively. The increase is due to repayments of debts and notes payable-officers.

Liquidity. Ideal has an available line of credit with a maximum amount of $100,000 with Citizen's Bank (of which $97,200 was outstanding at December 31, 2001). The line bears interest at a rate of 1% above the prime rate. It is secured by substantially all of the assets of T.O.E., Inc. and bears the personal guarantees of Joseph P. O'Conner, James Erickson and Thomas T. Sullivan. The line of credit has no set expiration date.

Ideal has an additional line of credit with a maximum amount of $157,000 with the Royal Bank of Canada (of which $150,900 was outstanding at December 31, 2001). This line bears interest at a rate of 2.5% above the prime rate. It is secured by substantially all the assets of Somani Holdings, Inc. d/b/a Automotive Sunroof Co. and bears the personal guaranty of Ayaz and Naseem Somani. The line of credit has no set expiration date.

Ideal has an additional line of credit with a maximum amount of $94,000 with the Royal Bank of Canada (of which $25,100 was outstanding at December 31, 2001). This line bears interest at a rate of 2% above the prime rate. It is secured by substantially all the assets of AutoFun Canada, Inc. and bears the personal guaranty of Karim Suleman. The line of credit has no set expiration date.

Ideal had an additional line of credit with a maximum amount of $50,000 (of which $44,100 was outstanding at December 31, 2001), which was converted to a three-year term loan in November 2001 which is due November 2004. This loan bears interest at a rate of 2% above the prime rate. It is secured by substantially all of the assets of Ideal Accents - Taylor and the personal guarantee of Joseph and Tamara O'Conner, Thomas Sullivan and George Welch.

In November 2001, Ideal repaid the note payable under the forbearance agreement with the bank with the proceeds of a loan with another bank.

The above lines of credit and debt instruments contain no financial covenants other than that which may have already been disclosed. The Company was in compliance with all financial, affirmative and negative loan covenants at December 31, 2001 and 2000.

Each of Ideal's subsidiaries has sufficient operating profits to meet their financial operating needs plus additional lines of credit are available through the Canadian subsidiaries. (See the following section on Acquisitions of Canadian Companies.)

10. Inflation. Ideal does not believe its operations have been materially affected by inflation. Inflation is not expected to have a material future effect in the near term.

11. Acquisitions of Canadian Companies. On December 13, 2001, Ideal and Ideal Accents Holdings Inc. acquired 100% of the outstanding shares of Somani Holdings Inc. and AutoFun Canada Inc., both Ontario corporations. The shares of these companies were exchanged for shares of Ideal and Ideal Accents Holdings Inc. Proforma financial statements of Somani Holdings Inc. and AutoFun Canada Inc. have been included in Note J to the financial statements.

Proforma Results of Operations

Proforma Sales. Proforma combined sales for the year ended December 31, 2001 was approximately $9,316,400 compared to $10,072,000 for the year ended December 31, 2000.

The decrease in proforma of approximately $755,600 was primarily due to management's decision to de-emphasize certain products due to declining demand and profit margins on these products, the general downturn in the economy and the events of September 11, 2001.

Proforma Cost of Goods Sold. Cost of goods sold after giving proforma effect to the acquisitions was approximately $7,025,400 for the year ended December 31, 2001 or 75.4% of sales compared to $7,433,000 or 73.8% for the year ended December 31, 2000.

The decrease in proforma material costs is primarily in relation to the decrease in sales.

Proforma Labor and Overhead. Proforma labor and overhead costs for the year ended December 31, 2001 was approximately $2,895,600 or 31.1% of sales compared to $3,071,400 or 30.5% of sales for the year ended December 31, 2000.

The decrease in proforma labor and overhead costs is primarily in relation to the increase in sales.

Proforma Operating Expenses. Proforma operating expenses for the year ended December 31, 2001 was approximately $ 1,963,400 or 21.1% of sales compared to $2,477,300 or 24.6% of sales for the year ended December 31, 2000.

The decrease in proforma operating expenses is primarily due to the decrease in rent from the sale/leaseback of the building and decrease in payroll costs related to the decrease in sales volume.

Proforma Interest Expense. Proforma interest expense for the year ended December 31, 2001 decreased $59,300 to $137,100 from $196,400 for the year ended December 31, 2000.

The decrease in interest expense is due to debt restructuring in 2001 and the decrease in the prime rate from 9.5% at December 31, 2001 to 4.75% at December 31, 2001.

Proforma Net income. Net income on a combined proforma basis was approximately $46,300 for the year ended December 31, 2001 compared to a net loss of approximately $(207,700) for the year ended December 31, 2000 due to the factors discussed above.

During the 4th quarter 2001, AutoFun Canada Inc. raised approximately $500,000 U.S.

12. Recent Accounting Pronouncements.  During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Accounting for Goodwill and Other Intangibles", which specifies that goodwill and some intangible assets will no longer be amortized, but instead will be subject to periodic impairment testing.  This pronouncement is effective for the Company beginning January 1, 2002.  The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 142.   Management does not anticipate that the adoption of SFAS No. 142 will have any material impact on the financial statements but may impact the financial statements for later quarters for the effects of future business acquisitions.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for the Company on January 1, 2002. This Statement supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of", and other related guidance. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 144, but it is not expected to have any material impact on the financial statements.

13. Quantitative and Qualitative Disclosures of Market Risk. Ideal is exposed to financial market risk resulting from changes in interest rates. As a policy, Ideal does not engage in speculative or leveraging transactions, nor hold or issue financial instruments for trading purposes.

The nature and amount of Ideal's short-term and long-term debt can be expected to vary as a result of future business requirements, market conditions and other factors. As of December 31, 2001, all of Ideal's debt was fixed rate except for the lines of credit, which the interest rate varies at 1% to 2.5% above the bank's prime rate. Ideal's long-term debt includes $712,533 of capital lease obligations, and additional term and installment obligations of $247,252. While fluctuations in interest rates may affect the fair value of this debt, interest expense will not be affected due to the fixed interest rate of the notes and capital lease obligations.

DESCRIPTION OF PROPERTY

We currently have the following facilities, which we use in the operation of our business. Our executive offices are located in Ferndale, Michigan.

Name	Ideal Accents, Inc. (Ferndale)	T.O.E., Inc.	Ideal Accents, Inc. (Taylor)	Ideal Accents, Inc. (Ann Arbor)	Somani Holdings Inc.
Address	10200 W. Eight Mile Rd. Ferndale, MI 48220 $7,525/month (net)	240 Park St. Troy, MI 48084 $4,000/month (gross)	15423 Oakwood, Romulus, MI 48174 $2,104/month (gross)	15423 Oakwood, Romulus, MI 48174 $2,104/month (gross)	595 Middlefield Rd. Units 11 & 12 Scarborough, ON, Canada M1V 3S2 $2,881/month (gross)
Possession	15 Year lease purchase (1)	5 Year lease with a 5 Yr option to renew (2)	3 Year lease with a 3 Yr option to renew (3)	Shares the building with Ideal Accents, Inc. (Taylor)	3 Year lease with option to renew (4)
Total sq ft	28,000 sq. ft	8,500 sq. ft	8,000 sq. ft	8,000 sq. ft	6,255 sq. ft
Office Area	10,000 sq. ft	3,500 sq. ft	3,000 sq. ft	3,000 sq. ft	800 sq. ft
Installation Area	18,000 sq. ft	5,000 sq. ft	5,000 sq. ft	5,000 sq. ft	5,455 sq. ft
Installation Bays	20	8	8	8	11
Total Employees	51	19	10	6	15
Equipment & Tools	Air chisel gun, Electric shears, air compressor, assorted hand tools	Air chisel gun, Electric shears, air compressor, assorted hand tools	Air chisel gun, Electric shears, air compressor, assorted hand tools	Air chisel gun, Electric shears, air compressor, assorted hand tools	Air chisel gun, Electric shears, air compressor, assorted hand tools
Condition of Exterior	Good	Good	Good	Good	Good
Condition of Interior	Good	Good	Good	Good	Good
Insurance	Adequate	Adequate	Adequate	Adequate	Adequate

Note (1): This is a 15-year net/net lease that commenced on November 1, 1999, and ends on October 31, 2014. Rents escalate during the term as set out below:

November 1, 1999 to October 31, 2002 @ $ 7,525.00 per month
November 1, 2002 to October 31, 2005 @ $ 8,100.00 per month
November 1, 2005 to October 31, 2008 @ $ 8,725.00 per month
November 1, 2008 to October 31, 2011 @ $ 9,400.00 per month
November 1, 2011 to October 31, 2014 @ $10,125.00 per month

The rent listed above is the current gross rental.

Ideal has the right to purchase the premises during the term of the lease at the prices listed below:

August 1, 2000 to October 31, 2002 @ $835,000.00
November 1, 2002 to October 31, 2005 @ $925,000.00
November 1, 2005 to October 31, 2008 @ $1,025,000.00
November 1, 2008 to October 31, 2011 @ $1,135,000.00
November 1, 2011 to October 31, 2014 @ $1,260,000.00

Note (2): This lease is for a term of 5 years beginning on January 2, 1999 and ending January 1, 2004 at the gross monthly rent shown above. This lease is payable to TOES LP, which is controlled by certain officers and directors.

Note (3): This lease is for a term of 3 years and 13 days beginning on the 15th day of February 2001. The monthly rent increased on March 1, 2002 to $4,207.29 from $3,892.92. The lease also includes a first right of refusal to purchase the property if the landlord receives an offer to purchase from a third party. The rent is split equally between Taylor and Ann Arbor.

Note (4): This lease was renewed for a term of 3 years on June 15, 2000 at a net rental of $3,736.56 with the current gross rent being $2,881 Canadian dollars or US$1,901.43

Ideal has successfully maintained liquidity from its operating profits and relies on its line of credit for volume buying opportunities and receivable financing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ideal's former Officer and Director Paul Hines has provided certain administrative services to Ideal since its inception to his resignation on December 13, 2001. The new Officers and Directors installed on December 13, 2001 each received a substantial stock position in Ideal as a result of the exchange of their share in the six companies acquired for the shares of Ideal and its subsidiary Ideal Accents Holdings Inc. Joseph O'Connor received 4,749,481 shares of common stock, Ayaz Somani received directly and indirectly 2,281,200 exchangeable shares and Karim Suleman received 2,031,250 exchangeable shares. T.O.E.S. Limited Partnership leases facilities to T.O.E., Inc. at $4,000 per month and is controlled 42% by Joseph O'Connor, Chairman and CEO of Ideal, 42% by James Erickson, Vice President of T.O.E., Inc., and 16% Thomas Sullivan, Secretary/Treasurer of T.O.E., Inc. This lease runs until January 1, 2004. T.O.E., Inc. is a wholly owned subsidiary of Ideal.

Advances To and From Stockholders and Officers

The principal stockholders and key officers have periodically made advances to the Company and its subsidiaries in the form of short-term loans with no set repayment terms. Interest on the loans has been imputed at the rate of 7% per annum. The following is a list of loans from stockholders and one loan from a subsidiary to an officer:
Stockholder	09/30/02	12/31/01	12/31/00

Joseph O'Connor	$(208,527)	$ 21,468	$ 359,088
Thomas Sullivan	2,132	2,026	3,642
Ayaz Somani	131,588	107,652	--
Naseem Somani	10,331	22,004	--
Karim Suleman	8,385	60,510	--
James Erickson	--	--	(13,551)

Balances	$ (56,091)	$ 213,660	$ 349,179

Note: Loans made to stockholders shown in brackets ( )

During the year ended December 31, 2000, the following stockholders loaned the company the amounts: Joseph O'Connor ($ 460,352) Thomas Sullivan ($2'867). During the year ended December 31, 2000 the company loaned the stockholders the following amounts: Joseph O'Connor ($476,121), James Erickson ($6,825).

During the year ended December 31, 2001, the following stockholders loaned the company the amounts: Joseph O'Connor ($ 132,778) Thomas Sullivan ($1,500). During the year ended December 31, 2001 the company loaned the stockholders the following amounts: Joseph O'Connor ($513,334), Thomas Sullivan ($3'116).

During the nine months ended September 30, 2002, the following stockholders loaned the company the amounts: Joseph O'Connor ($ 78,857) Thomas Sullivan ($106), Ayaz Somani ($64,072), Naseem Somani ($1,000), Karim Suleman ($12,687). During the nine months ended September 30, 2002 the company loaned the stockholders the following amounts: Joseph O'Connor ($265,718), Ayaz Somani ($40,136), Naseem Somani ($12,673), Karim Suleman ($64,812).

Prior to the acquisition of Somani Holdings Inc. and AutoFun Canada, Inc. by Ideal Accents, Inc. on December 13, 2001, the stockholders of Somani Holdings, Inc. and AutoFun Canada, Inc. had periodically advanced money to their respective companies. The liabilities due to the stockholders, which were assumed by Ideal Accents, Inc in the acquisition was as follows: Ayaz Somani ($107,652), Naseem Somani ($22,004), Karim Suleman ($60,570), Joseph O'Connor ($37,250)

SUBSEQUENT EVENT

On February 20, 2002, Ideal entered into a Non-Binding Letter of Intent to acquire $200,000 of assets from Auto Conversions, Inc. by assuming $200,000 of their liabilities. As part of the same transaction Ideal will acquire a loan payable to Mike Patton, the principal shareholder of Auto Conversions, Inc. of approximately $180,000 for $150,000, payable as follows: $20,000 in cash and the share equivalent of $100,000 of Ideal's common stock and two further payments, $15,000 sixty days after closing and $15,000 one hundred and twenty days after closing. The number of shares issued will be based upon the average closing price of the stock for the 10 days prior to closing. The acquisition is anticipated to close in May 2003. There is no relationship between Mike Patten and any of the officers, directors, or affiliates of Ideal. Auto Conversions, Inc. operates a similar business to Ideal offering similar products and services. Ideal plans to acquire all of Auto Conversions accounts receivables, inventory, all fixed assets of the business, and a note due to Mike Patton by Auto Conversions. A portion of the purchase price is allocated for the auto dealer customer list. The total purchase price is $350,000 of which $50,000 is payable in cash, $200,000 assumption of debt and 100,000 shares common of Ideal Accents, Inc.

On June 11, 2002, Ideal signed a formal agreement to acquire these assets on the terms set out above. As part of the transaction Ideal will hire Mike Patten at an annual salary of $75,000 until June 11, 2004.

Closing of the transaction was delayed when Ideal's due diligence revealed that sales of Auto Conversions Inc. were below the numbers provided when the transaction was entered into. Ideal agreed to allow Auto Conversions Inc. time to bring sales back up to previously reported levels and on December 4, 2002, the parties entered into an Amending Agreement extending the closing to May 30, 2003, clarifying that Ideal's obligation to close was conditional on it being satisfied with the level of sales achieved in the 6 months prior to closing and amending the payment of the 100,000 shares of commons stock to $100,000 to be payable in common stock valued at the average closing price for the stock in the 10 days prior to closing.

The agreement will remain conditional up until May 30, 2003 and terms may be adjusted if final due diligence reveals that the purchase price cannot be justified otherwise acquisition will be abandoned.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information. Our common stock is not traded on any exchange. We plan to seek listing on the NASDAQ OTC:BB, once our registration statement has become effective, if ever. We cannot guarantee that we will be accepted for trading on the NASDAQ, OTCBB or any other exchange. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will develop. At the date hereof, there are no options or warrants outstanding to acquire any of Ideal's securities. Ideal is registering 4,471,955 outstanding shares of common stock.

Penny Stock Considerations. Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US$ 5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Shareholders. As of the date hereof, there are 599 shareholders with voting rights: 554 hold common shares and 45 hold exchangeable shares issued by our subsidiary Ideal Assets Holdings Inc. that can be converted at any time to common shares and have the same voting rights as common shares. There were 52 shareholders in the six companies we acquired in December 2001; 7 of these shareholders received common shares and 45 received exchangeable shares. We are registering 4,471,955 shares held by 519 shareholders.

Outstanding Options. There are no outstanding options, warrants, or convertible securities that entitle anyone to acquire shares of common stock of Ideal except the 5,250,958 exchangeable shares held by the 45 shareholders. Ideal has not agreed to register any other securities.

144 Stock Rule. At present all of the outstanding shares of Ideal are subject to Rule 144 restrictions. None of these outstanding shares may be sold due to the extension of any holding period requirement under Rule 144. This restriction will be removed on the 4,471,955 shares if and when this registration becomes effective. As of the date hereof 9,968,255 shares of common stock are outstanding, of which 4,749,481 are escrowed, and 5,250,958 shares are reserved for issuance for exchangeable shares of which 4,312,450 are escrowed. 4,471,955 shares of common stock will be freely tradable if and when the registration statement, of which this prospectus is a part, becomes effective. At that time, 731,019 shares of common stock and 938,508 exchangeable shares, when exchanged for common stock, will be restricted securities pursuant to Rule 144 of the Securities Act and therefore subject to limitations on resale.

Additional Registration. Ideal has a need to raise additional capital and may be required to register additional shares of common stock for this purpose and for shares of common stock to be issued under the company's Stock Option Plan.

Dividends. Except for money advanced to shareholders to pay their share of corporation income tax under the S corporations we acquired in December 2001, we have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in the expansion of our business. Any decisions as to future payment of dividends will depend on our earnings, financial position, and such other factors, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the cash compensation earned for the fiscal years ended December 31, 2000 and 2001, by Ideal's highest compensated executive officers who were serving as executive officers at the end of 2001 and the compensation proposal to be paid in 2002.
NAME & PRINCIPAL POSITION	YEAR	SALARY	COMMISSION
Joseph P. O'Connor	2002	$150,000 (3)
Chairman & CEO	2001	$225,000
	2000	$225,000

Ayaz M. Somani	2002	$125,000 (3)
President	2001	$108,000 CDN (1)
	2000	$ 99,800 CDN (1)

Karim Suleman	2002	$125,000 (3)
Exec. Vice President, Secretary & Treasurer	2001	$ 84,100 CDN (1)
	2000	$ 72,000 CDN (1)

Thomas Sullivan	2002	$ 66,400	(2)
VP of One (1) Subsidiary	2001	$ 66,400	$19,613
Secretary & Treasurer of One (1) Subsidiary	2000	$ 66,400	$22,936

George Walch	2002	$ 72,000	(2)
Secretary & Treasurer of One (1) Subsidiary	2001	$ 72,000	$18,167
	2000	$ 72,000	$10,860

Note (1): These amounts are in Canadian dollars. The US equivalents for 2001 are approximately $68,040 and $52,983 respectively, and for 2002 are $62,874 and $45,360 respectively.

Note (2): It is anticipated their commissions will be approximately the same in 2002 as in 2001. Messrs. Sullivan and Walch are the only two members of management that have a compensation package, which includes commissions. Mr. Sullivan's commission income is 1% of installed sales at T.O.E. Inc. Mr. Walch's commission income is 1% of installed sales at Ideal Accents, Inc. (Taylor). Installed sales are sales of accessorization services, which include accessory parts and installation. Sales of accessory parts alone, without installation, are not considered installed sales.

Note (3): We have entered into no employment agreements with our employees or officers. We have no standard arrangements under which we will compensate our directors for their services provided. Joseph O'Connor agreed to a reduced compensation in 2002 to assist the advancement of Ideal, Ayaz Somani and Karim Suleman have received an increase in compensation in 2002 as consideration for additional responsibilities; Other executives are being compensated at the same level as in the past. O'Connor, Somani and Suleman have no formal employment agreement for their compensation; the amounts for 2002 were verbally negotiated and agreed upon. The terms of the verbal agreement of all members of management are as follows: to continue being compensated at 2002 levels, until the fiscal period in which Ideal generates a $1,000,000 pre-tax profit. In the fiscal period subsequent to this one, the compensation of these members will be reviewed, and if merited, will be increased by no more than 10%.

As of the date hereof there have been no stock options issued pursuant to the 2001 Stock Option Plan and no warrants or other rights to acquire securities outstanding.

Changes In Control. There are currently no arrangements, which would result in a change in our control.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

FINANCIAL REPORTS
AT
SEPTEMBER 30, 2002

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA Corporation)
Miami, Florida
TABLE OF CONTENTS

Independent Auditors' Report on Review of Financial Information	1

Consolidated Balance Sheets at September 30, 2002 (Unaudited)
and December 31, 2001 (Restated)	2

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the
Nine Months Ended September 30, 2002 and 2001 (Unaudited) and for the Year
Ended December 31, 2001 (Restated)	3

Consolidated Statements of Operations and Comprehensive Income (Loss)
for the Three and Nine Months Ended September 30, 2002 and 2001 (Unaudited)	4

Consolidated Statements of Cash Flows for the Nine Months Ended
September 30, 2002 and 2001 (Unaudited)	5

Notes to Consolidated Financial Statements	6-9

- - - - - - - - - - - - - - -

Independent Accountants' Report on Consolidated Supplementary Information	i

Consolidated Supplementary Schedules of Cost of Goods Sold and
General and Administrative Expenses for the Three and Nine Months Ended
September 30, 2002 and 2001 (Unaudited)	ii

INDEPENDENT AUDITORS' REPORT ON REVIEW OF FINANCIAL INFORMATION

Ideal Accents, Inc. and Subsidiaries
(A Florida Corporation)
Miami, Florida

            We have reviewed the accompanying consolidated balance sheet of Ideal Accents, Inc. and Subsidiaries (A Florida Corporation) as of September 30, 2002, the related consolidated statements of operations and comprehensive income (loss) for the three and nine months ended September 30, 2002 and 2001, and the related consolidated statements of changes in stockholders' equity (deficit), and cash flows for the nine months ended September 30, 2002 and 2001. All information included in these financial statements is the responsibility of the management of Ideal Accents, Inc. and Subsidiaries.

            We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

            Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

            We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet (presented herein) of Ideal Accents, Inc. and Subsidiaries as of December 31, 2001, and the related consolidated statements of changes in stockholders' equity (deficit), operations, and cash flows for the year then ended (not presented herein); and in our report, dated January 28, 2002, except for Note N, which is dated November 25, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2001 is fairly stated, in all material respects. No auditing procedures have been performed subsequent to the date of our report.

/s/ Rotenberg & Co., llp

Rotenberg & Co., llp
Rochester, New York
November 21, 2002

IDEAL ACCENTS INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED BALANCE SHEETS
	(Unaudited) September 30, 2002	(Restated) December 31, 2001

ASSETS

Current Assets
Cash and Cash Equivalents	$ 6,484	$ 20,483
Accounts Receivable - Trade	959,440	508,488
Inventory	507,014	468,322
Prepaid Expenses and Other Current Assets	47,188	53,853

Total Current Assets	1,520,126	1,051,146

Property and Equipment - Net of Accumulated Depreciation	672,915	714,177

Intangible Assets - Net of Accumulated Amortization	123,388	154,555

Other Assets
Notes Receivable - Officers/Stockholders - Noncurrent	208,529	-
Other Assets	113,221	277,448

Total Assets	$ 2,638,179	$ 2,197,326

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Lines of Credit	$ 322,246	$ 273,249
Notes Payable - Current	121,435	198,792
Accounts Payable	1,748,854	975,515
Accrued Liabilities and Other Current Liabilities	83,998	92,729

Total Current Liabilities	2,276,533	1,540,285

Accounts Payable - Noncurrent	-	250,593
Due to Related Party	337,961	-
Notes Payable - Noncurrent	804,864	760,993
Notes Payable - Officers/Stockholders - Noncurrent	152,438	213,660

Total Liabilities	3,571,796	2,765,531

Stockholders' Equity (Deficit)
Common Stock	9,969	9,969
Additional Paid-In Capital	59,493	59,493
Retained Earnings (Deficit)	(997,774)	(636,667)
Accumulated Comprehensive Income (Loss)	(4,305)	-
	(932,617)	(567,205)
Less: Treasury Stock, at Cost	1,000	1,000
Total Stockholders' Equity (Deficit)	(933,617)	(568,205)
Total Liabilities and Stockholders' Equity (Deficit)	$ 2,638,179	$ 2,197,326

IDEAL ACCENTS INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

					Accumulated		Total
	Number		Additional	Retained	Comprehensive		Stockholders'
	Of	Common	Paid-In	Earnings	Income	Treasury	Equity
	Shares	Stock	Capital	(Deficit)	(Loss)	Stock	(Deficit)

Balance - December 31, 2000	9,837,755	$ 9,838	$ 54,243	$(902,481)	$ -	$(1,000)	$(839,400)

Stockholders' Distribution	-	-	-	(36,065)	-	-	(36,065)

Net Income for the Period Ended	-	-	-	359,081	-	-	359,081

Balance - September 30, 2001 (Unaudited)	9,837,755	9,838	54,243	(579,465)	-	(1,000)	(516,384)

Issuance of Common Shares In Connection with Acquisition of Canadian Companies of 130,500 and Issuance of 5,250,958 of Exchangeable Shares	130,500	131	5,250	-	-	-	5,381

Stockholders' Distribution	-	-	-	(16,651)	-	-	(16,651)

Net Income (Loss) for the Year Ended (Restated)	-	-	-	(40,551)	-	-	(40,551)

Balance - December 31, 2001 (Restated)	9,968,255	9,969	59,493	(636,667)	-	(1,000)	(568,205)

Net Income (Loss) for the Period Ended	-	-	-	(361,107)	-	-	(361,107)

Comprehensive Income (Loss)
for the Period Ended	-	-	-	-	(4,305)	-	(4,305)

Balance - September 30, 2002 (Unaudited)	9,968,255	$ 9,969	$ 59,493	$(997,774)	$(4,305)	$(1,000)	$(933,617)

The accompanying notes are an integral part of this financial statement.
IDEAL ACCENTS INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2002	2001	2002	2001
Sales	$ 2,359,940	$ 1,958,337	$ 6,988,885	$ 6,230,716

Cost of Goods Sold
Materials	980,243	781,958	3,004,781	2,540,901
Labor and Overhead	768,944	712,564	2,142,254	1,963,328

Total Cost of Goods Sold	1,749,187	1,494,522	5,147,035	4,504,229

Gross Profit	610,753	463,815	1,841,850	1,726,487

Operating Expenses
Advertising and Promotion	14,247	16,419	41,794	36,067
General and Administrative	708,170	262,298	1,934,714	1,164,933

Total Operating Expenses	722,417	278,717	1,976,508	1,201,000

Net Income (Loss) from Operations
Before Depreciation and Amortization,
Interest and Taxes	(111,664)	185,098	(134,658)	525,487

Depreciation and Amortization Expense	27,097	22,229	82,581	51,055

Net Income (Loss) Before Interest and Taxes	(138,761)	162,869	(217,239)	474,432

Interest Expense	42,539	35,462	120,760	92,719

Net Income (Loss) Before Taxes	(181,300)	127,407	(337,999)	381,713

Provision for Taxes	8,129	7,821	23,108	22,632

Net Income (Loss)	(189,429)	119,586	(361,107)	359,081

Comprehensive Income (Loss)
Foreign Currency Translation	21,922	-	(4,305)	-

Comprehensive Income (Loss)	$ (167,507)	$ 119,586	$ (365,412)	$ 359,081

Income (Loss) Per Common Share -
Basic	$ (0.04)	$ 0.01	$ (0.07	$ 0.04
Diluted	$ (0.04)	$ 0.01	$ (0.07	$ 0.04

Weighted Average Number of
Common Shares Outstanding -
Basic	5,218,774	9,837,755	5,218,774	9,837,755
Diluted	6,157,282	9,837,755	6,157,282	9,837,755

The accompanying notes are an integral part of this financial statement.

IDEAL ACCENTS INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Nine Months Ended September 30,	2002	2001

Cash Flows from Operating Activities
Net Income (Loss) for the Period	$(361,107)	$ 359,081

Net Cash Adjustments:
Depreciation and Amortization	82,581	51,055

Changes in Assets and Liabilities
Accounts Receivable	(450,952)	(195,838)
Inventory	(38,692)	51,709
Prepaid Expenses and Other Current Assets	6,665	11,490
Other Assets	164,227	(18,286)
Line of Credit	48,997	4,900
Accounts Payable	522,746	132,393
Accrued Liabilities and Other Current Liabilities	(8,731)	41,451

Net Cash Flows from Operating Activities	(34,266)	437,955

Cash Flows from Investing Activities
Purchase of Property and Equipment	(10,814)	(1,118)

Net Cash Flows from Investing Activities	(10,814)	(1,118)

Cash Flows from Financing Activities
Net Repayment of Debt	(33,486)	(99,222)
Net Repayment of Notes Payable - Officers/Stockholders'	(269,751)	(368,022)
Net Borrowings from Related Party	337,961	-
Stockholders' Distribution	-	(36,065)

Net Cash Flows from Financing Activities	34,724	(503,309)

Effect of Exchange Rate Changes
on Cash and Cash Equivalents	(3,643)	-

Net Decrease in Cash and Cash Equivalents	(13,999)	(66,472)

Cash and Cash Equivalents - Beginning of Period	20,483	71,013

Cash and Cash Equivalents - End of Period	$ 6,484	$ 4,541

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES

Interest	$ 120,760	$ 92,719
Taxes	$ 6,872	$ 21,071

The accompanying notes are an integral part of this financial statement.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORporation)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Basis of Presentation

The condensed consolidated financial statements of Ideal Accents, Inc. and Subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and the notes thereto, included in the Company's Form SB-2 Registration Statement, and other filings with the SEC.

The accompanying unaudited interim consolidated financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period of or for the fiscal year taken as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include non-recurring expenses associated with the Company's registrations with the SEC and the seasonal fluctuations of the business. Certain financial information that is not required for interim financial reporting purposes has been omitted.

Note B - Foreign Currency Translation

The Company's foreign operations in Toronto Ontario, Canada are measured using the local currency as the functional currency. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues, expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholder's equity and comprehensive income. Foreign currency transaction gains and losses are included in net income. Foreign currency cash flows are translated at the weighted average rate of exchange in effect during the period due to the minimal fluctuation in the currency exchange rates during the period. Management believes that substantially the same results would be derived if foreign cash flows were translated at the rates in effect at the time of the cash flows.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORporation)
Miami, Florida
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C - Intangible Assets
                Intangible assets consisted primarily of the following at September 30, 2002 and 2001:

September 30,	2002	2001

Customer Lists	$ 122,019	$ -
Goodwill	61,652	-
	$ 183,671	$ -
Less: Accumulated Amortization	(60,283)	-

Net Intangible Assets	$ 123,388	$ -

                Amortization expense amounted to $30,505 and $-0- at September 30, 2002 and 2001, respectively.

                Customer lists are being amortized over three years on the straight-line method. Goodwill is not being amortized and is measured for impairment annually.

Note D - Reclassifications

                Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation

                Note E - Accounts Receivable Factoring

The Company has an arrangement with a financial services company, in which the Company exchanges current sales invoices to the financial services company in return for cash. Under the arrangement, proceeds typically received from the delivery of invoices approximate 80% and a holdback allowance of approximately 20%. The Company is charged 1% for each ten days an invoice is outstanding from the date of the delivery of the invoice through the date of collection of the invoice. Customer invoices that are unpaid for more than ninety days after the date of the delivery of the invoice may be reassigned to the Company. The Company will then have to reimburse the amount unpaid, plus interest from the date of delivery of the invoice at the prime interest rate plus 10%. The holdback allowance balance at September 30, 2002 was $171,062. There was no hold back at September 30, 2001.

Note F - Related Party Transactions

The Company provides management services and facility rental to AVG, a related company. A principal shareholder of the company is also a principal shareholder of AVG. The amount charged was $27,000 for the nine months ended September 30, 2002. There were no transactions with AVG during the nine months ended September 30, 2001.

The company received short-term cash advances from AVG amounting to $337,961 at September 30, 2002. Repayment is expected to occur in the next quarter and no interest has been accrued.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORporation)
Miami, Florida
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G - Proforma Statement of Operations

The Unaudited Proforma Consolidated Statement of Operations of the Company for the nine months ended September 30, 2001 (the "Proforma Statement of Operations") has been prepared to illustrate the estimated effect of the acquisitions of Somani Holdings, Inc. a/k/a Automotive Sunroof Company and AutoFun Canada. The Proforma Statement of Operations does not reflect any anticipated cost savings from the Somani Holdings Acquisition, and there can be no assurance that any such cost savings or synergies will occur. The Proforma Statement of Operations gives proforma effect to the Somani Holdings, Inc. and AutoFun Canada transactions as if they had occurred on January 1, 2001. The Proforma Statement of Operations does not purport to be indicative of the results of operations of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The proforma adjustments, if any are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.

A preliminary allocation of the purchase price has been made to major categories of assets and liabilities. The actual allocation of the purchase price and the resulting effect on income from operations may differ significantly from the proforma amounts included herein. These proforma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based on available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Proforma Statement of Operations are subject to change, and the final amounts may differ substantially.

- continued -

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORporation)
Miami, Florida
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G - Proforma Statement of Operations - continued
PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	(UNAUDITED)	Somani	Autofun		Proforma	Proforma
For the Nine Months Ended September 30,	2001	Holdings, Inc.	Canada, Inc.		Adjustments	2001

Sales	$ 6,230,716	$ 996,164	$ -		$ -	$ 7,226,880

Cost of Goods Sold
Materials	2,540,901	683,291	-		-	3,224,192
Labor and Overhead	1,963,328	181,752	1,837		-	2,146,917

Total Cost of Goods Sold	4,504,229	865,043	1,837		-	5,371,109

Gross Profit	1,726,487	131,121	(1,837)		-	1,855,771

Operating Expenses
Advertising and Promotion	36,067	6,808	-		-	42,875
General and Administrative	1,164,933	131,371	9,351		-	1,305,655

Total Operating Expenses	1,201,000	138,179	9,351		-	1,348,530

Net Income (Loss) from Operations Before Depreciation and Amortization, Interest and Taxes	525,487	(7,058)	(11,188)		-	507,241

Depreciation and Amortization Expense	51,055	12,285	-	(A)	30,505	93,845

Net Income (Loss) Before Interest and Taxes	474,432	(19,343)	(11,188)		(30,505)	413,396

Interest Expense	92,719	24,411	3,159		-	120,289

Net Income (Loss) Before Taxes	381,713	(43,754)	(14,347)		(30,505)	293,107

Provision for (Refund of) Taxes	22,632	(5,841)	-		-	16,791

Net Income (Loss)	359,081	(37,913)	(14,347)		(30,505)	276,316

Comprehensive Income
Foreign Currency Translation	-	-	-		-	-

Comprehensive Income (Loss)	$ 359,081	$ (37,913)	$(14,347)		$(30,505)	$ 276,316

(A) To record amortization expense on the acquisition of customer lists acquired over the period of three years.

INDEPENDENT ACCOUNTANTS' REPORT ON CONSOLIDATED SUPPLEMENTARY INFORMATION

Ideal Accents, Inc. and Subsidiaries
(A Florida Corporation)
Miami, Florida

            Our report on our review of the consolidated financial statements of Ideal Accents, Inc. and Subsidiaries for the period ended September 30, 2002 and 2001 appears on page 1. That review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles. The information included in the accompanying supplementary schedules is presented only for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in the review of the consolidated financial statements and we are not aware of any material modifications that should be made thereto.

/s/ Rotenberg & Co., llp

Rotenberg & Co., llp
Rochester, New York
November 21, 2002

IDEAL ACCENTS, INC. AND SUBSIDIARIES (A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED SUPPLEMENTARY SCHEDULES (UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2002	2001	2002	2001

Cost of Goods Sold
Materials and Supplies	$ 980,243	$ 781,958	$ 3,004,781	$ 2,540,901
Delivery Gas and Maintenance	35,054	27,014	101,074	98,031
Insurance	50,112	42,587	149,754	134,523
Other Expenses	46,253	12,904	59,087	34,908
Payroll Taxes	64,603	62,709	192,059	184,195
Shop Maintenance	16,085	21,053	49,687	53,790
Temp Services: Leased Employees	543,594	533,806	1,543,186	1,414,984
Utilities	13,243	12,491	47,407	42,897

Total Cost of Goods Sold	$ 1,749,187	$ 1,494,522	$ 5,147,035	$ 4,504,229

General and Administrative Expenses
Insurance - General	$ 34,594	$ 21,696	$ 83,245	$ 61,918
Legal & Accounting	194,672	3,304	517,123	3,304
Meals & Entertainment	17,142	15,392	61,625	42,511
Office Expenses	50,081	35,478	174,031	137,890
Payroll Services	35,326	20,598	68,876	61,009
Property Taxes	8,111	10,951	25,432	42,395
Rent	35,529	23,980	107,826	71,493
Telephone	26,819	27,201	75,873	76,310
Temp Services: Leased Employees	305,896	103,698	820,683	668,103

Total General and Administrative Expenses	$ 708,170	$ 262,298	$ 1,934,714	$ 1,164,933

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

CONSOLIDATED FINANCIAL REPORTS

AT

DECEMBER 31, 2001

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

TABLE OF CONTENTS

Independent Auditors' Report	1
Consolidated Balance Sheets at December 31, 2001 (Restated) and 2000	2
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the Years Ended December 31, 2001 (Restated) and 2000	3
Consolidated Statements of Operations for the Years Ended December 31, 2001 (Restated) and 2000	4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 (Restated) and 2000	5
Notes to Consolidated Financial Statements	6-18
-------------------------------
Independent Auditor's Report on Consolidated Supplementary Information	i
Consolidated Supplemental Schedules of Cost of Goods Sold and General and Administrative Expenses for the Years Ended December 31, 2001 (Restated) and 2000	ii

IINDEPENDENT AUDITORS' REPORT

Ideal Accents, Inc. and Subsidiaries
(A Florida Corporation)
Miami, Florida

We have audited the accompanying consolidated balance sheets of Ideal Accents, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related statements of changes in stockholders' equity (deficit), operations, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ideal Accents, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note N, the accompanying financial statements have been restated to give effect to re-measurement of intangible assets acquired in the acquisition of subsidiaries, disclosure of intangible assets, the allocation of common stock issued in connection with the acquisition of the Canadian subsidiaries, and to adjust the carrying value of notes payable to officers. The financial statements have also been restated to adjust earnings per share data on the income statement and to provide additional disclosure. The statement of cash flows has also been revised to reflect non-cash elements of the acquisitions.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
January 28, 2002 (Except for Note N for which the date is November 25, 2002)

IDEAL ACCENTS INC. AND SUBSIDIARIES (A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED BALANCE SHEETS

	(Restated)
December 31,	2001	2000

ASSETS

Current Assets
Cash and Cash Equivalents	$ 20,483	$ 71,013
Accounts Receivable - Trade	508,488	380,602
Inventory	468,322	386,777
Prepaid Expenses and Other Current Assets	53,853	37,391

Total Current Assets	1,051,146	875,783

Property and Equipment - Net of Accumulated Depreciation	714,177	762,601

Intangible Assets- Net of Accumulated Amortization	154,555	--

Other Assets
Other Assets	277,448	59,369

Total Assets	$ 2,197,326	$ 1,697,753

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Lines of Credit	$ 273,249	$ 92,313
Notes Payable - Current	198,792	190,062
Accounts Payable	975,515	1,027,432
Accrued Liabilities	92,729	13,027

Total Current Liabilities	1,540,285	1,322,834

Notes Payable - Noncurrent	760,993	865,140
Accounts Payable - Noncurrent	250,593	--
Notes Payable - Officers - Noncurrent	213,660	349,179

Total Liabilities	2,765,531	2,537,153

Stockholders' Equity (Deficit)
Common Stock	9,969	9,838
Additional Paid-In Capital	59,493	54,243
Retained Earnings	(636,667)	(902,481)
	(567,205)	(838,400)
Less: Treasury Stock, at Cost	1,000	1,000

Total Stockholders' Equity (Deficit)	(568,205)	(839,400)

Total Liabilities and Stockholders' Equity (Deficit)	$ 2,197,326	$ 1,697,753

The accompanying notes are an integral part of this financial statement.

IDEAL ACCENTS INC. AND SUBSIDIARIES (A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
						Total
	Number		Additional	Retained		Stockholders'
	Of	Common	Paid-In	Earnings	Treasury	Equity
	Shares	Stock	Capital	(Deficit)	Stock	(Deficit)

Balance - January 1, 2000, After
Effect of Merger and Stock Split	9,837,755	$ 9,838	$ 54,243	$ (847,922)	$ (1,000)	$ (784,841)

Stockholders' Distribution	--	--	--	(21,000)	--	(21,000)

Net Loss	--	--	--	(33,559)	--	(33,559)

Balance - December 31, 2000	9,837,755	9,838	54,243	(902,481)	(1,000)	(839,400)

Issuance of Common Shares In Connection with
Acquisition of Canadian Companies of 130,500
and Issuance of 5,250,958 of Exchangeable Shares	130,500	131	5,250	--	--	5,381

Stockholders' Distribution	--	--	--	(52,716)	--	(52,716)

Net Income (Restated)	--	--	--	318,530	--	318,530

Balance - December 30, 2001 (Restated)	9,968,255	$ 9,969	$ 59,493	$ (636,667)	$ (1,000)	$ (568,205)

The accompanying notes are an integral part of this financial statement.

IDEAL ACCENTS INC. AND SUBSIDIARIES (A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Restated)
For the Years Ended December 31,	2001	2000

Sales	$ 8,364,917	$ 8,928,050

Cost of Goods Sold
Materials	3,616,176	3,854,821
Labor and Overhead	2,529,922	2,735,418

Total Cost of Goods Sold	6,146,098	6,590,239

Gross Profit	2,218,819	2,337,811

Operating Expenses
Advertising and Promotion	46,682	66,454
General and Administrative	1,645,963	2,018,590

Total Operating Expenses	1,692,645	2,085,044

Net Income from Operations Before
Depreciation, Interest and Taxes	526,174	252,767

Depreciation Expense	68,417	95,056

Net Income Before Interest and Taxes	457,757	157,711

Interest Expense	110,395	164,654

Net Income (Loss) Before Taxes	347,362	(6,943)

Provision for Taxes	28,832	26,616

Net Income (Loss)	$ 318,530	$ (33,559)

Income (Loss) Per Common Share -
Basic	$ .03	$ (.00)
Diluted	$ .03	$ (.00)

Weighted Average Number of Common Shares -
Basic	9,597,315	9,837,755
Diluted	9,646,169	9,837,755

The accompanying notes are an integral part of this financial statement.

IDEAL ACCENTS INC. AND SUBSIDIARIES (A FLORIDA CORPORATION) Miami, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Restated)
December 31,	2001	2000

Cash Flows from Operating Activities
Net Income (Loss) for the Period	$ 318,530	$ (33,559)

Non-Cash Adjustments:
Depreciation	68,417	95,056
Income from Subsidiaries	14,745	--
Liability to Subsidiary Eliminated in Consolidation	100,000	--

Changes in Assets and Liabilities
Accounts Receivable	(58,869)	174,263
Inventory	50,796	16,409
Prepaid Expenses and Other Current Assets	(11,524)	8,448
Other Assets	(90,687)	(2,132)
Accounts Payable	31,693	(157,551)
Accrued Liabilities	39,846	(9,838)

Net Cash Flows from Operating Activities	462,947	91,096

Cash Flows from Investing Activities
Purchase of Property and Equipment	(1,522)	(85,516)
Cash Acquired in Acquisition of Subsidiary	19,962	--

Net Cash Flows from Investing Activities	18,440	(85,516)

Cash Flows from Financing Activities

Line of Credit	4,900	92,313
Stockholder Distributions	(52,716)	(21,000)
Net Repayment of Debt	(121,166)	(122,008)
Net Proceeds (Repayment) from Notes Payable - Officers	(362,935)	108,256

Net Cash Flows from Financing Activities	(531,917)	57,561

Net (Decrease) Increase in Cash and Cash Equivalents	(50,530)	63,141

Cash and Cash Equivalents - Beginning of Year	71,013	7,872

Cash and Cash Equivalents - End of Year	$ 20,483	$ 71,013

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES

Interest	$ 102,158	$ 145,121
Taxes	$ 18,991	$ 35,885

The accompanying notes are an integral part of this financial statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Acquisition of Subsidiaries - Somani Holdings, Inc. and Auto Fun Canada, Inc.	2001

Assets Purchased (Non-Cash)

Accounts Receivable	$ 69,017
Inventory	132,341
Prepaid Expenses, Deposits and Other Assets	132,336
Equipment	18,471
Intangible Assets	32,536
Due to Ideal Accents	100,000
Customer Lists	122,019

Total Assets	$ 606,714

Liabilities Assumed

Bank Lines of Credit	$ 201,785
Accounts Payable	166,983
Other Accrued Liabilities	25,111
Notes Payable - Stockholders	227,416

Total Liabilities	621,295

Liabilities in Excess of Assets	(14,581)

Total Purchase Price Paid as Follows:

Assumption of Liabilities in Excess of Assets	14,581
Issuance of Ideal Company Stock	5,381

Cash Received in Acquisition	$ 19,962

The accompanying notes are an integral part of this financial statement.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -Share Exchange Agreement and Corporate Reorganization

Ideal Accents, Inc. (Ideal) was incorporated under the laws of the state of Florida on January 21, 1999 as Interactive Technologies, Inc. On February 17, 1999, the Board of Directors filed a certificate of amendment with the state of Florida changing its name to Fairhaven Technologies, Inc. On December 11, 2001, the name was changed to Ideal Accents, Inc. The Company was formed for the purpose of acquiring an operating company. The Company was initially authorized to issue 50,000,000 shares of common stock having a par value of $.001. Common shares totaling 17,950,000 were issued in exchange for expenses paid by shareholders on behalf of the Company. In December 2001, prior to the merger discussed below, the Company effected a 1 for 4 reverse stock split leaving 4,471,955 common shares outstanding.

On December 13, 2001, Ideal acquired all of the outstanding shares pursuant to a Share Exchange Agreement and Corporate Reorganization (Merger), of Ideal Accents, Inc. (Ann Arbor) a Michigan corporation, Ideal Accents, Inc. (Taylor) a Michigan corporation, TOE Inc. a Michigan corporation, Ideal Accents, Inc. (Ferndale) has a wholly owned subsidiary, JTM Inc. d/b/a Motor City Sunroof, a Michigan corporation. Ideal had no operating activities prior to the Merger. The Merger has been accounted for as a Recapitalization of the Company. Accordingly, the historical operations of the consolidated Michigan companies are presented in the accompanying financial statements as the historical operations of Ideal for all periods presented.

In a separate, but simultaneous transaction on December 13, 2001, Ideal acquired 100% of the outstanding shares of Somani Holdings, Inc. and AutoFun Canada, Inc., both Ontario corporations. Somani Holdings, Inc. AKA Automotive Sunroof Co. supplies and installs auto accessories primarily in Toronto, Ontario, Canada. AutoFun Canada, Inc. provides consulting and administrative services to Auto Accessory Business, also concentrating primarily in Toronto Ontario, Canada.

On December 10, 2001 Ideal incorporated Ideal Accents (Nova Scotia) Company, a Nova Scotia corporation and on December 11, 2001 incorporated Ideal Accents Holding, Inc., an Ontario corporation. Ideal acquired all the common stock of the two Canadian companies through the issuance of common stock and exchangeable shares. The exchangeable shares can be converted into common shares of Ideal for a total of 5,250,958 common shares. Ideal issued 130,500 of common stock to non-Canadian residents and 5,250,958 to Canadian residents. These two wholly owned subsidiaries were incorporated to accommodate certain tax considerations related to the acquisition of shares from the Canadian shareholders of the two Canadian companies on December 13, 2001.

The acquisitions of the Ontario companies have been accounted for under the purchase method of accounting in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 141. Pro forma financial statement disclosures are included in Note K.

Formation of Interact Technologies, Inc.

On January 21, 1999 Natquote Financial Inc. formed and funded Interact Technologies, Inc. (Interact), a Florida corporation and subsequently renamed the corporation Ideal Accents, Inc. Interact was formed for the purpose of acquiring certain medical technology.

- continued -

- F20 -

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Share Exchange Agreement and Corporate Reorganization - continued

Formation of Interact Technologies, Inc. - continued

Natquote Financial, Inc. did not wish to operate this business as a wholly owned subsidiary and on March 6, 1999, in a corporate reorganization, it caused Interact to issue 17,950,000 shares of common stock to its shareholders being one share of Interact for each share held of Natquote Financial, Inc. The exemption relied upon was Rule 504 (b)(1) of Regulation D as there was less than $1,000,000 raised as required under 504 (b) (2) and as the Interact also met the requirements of 501(c) and 502 (a), (c), (d).

The acquisition of the medical technology collapsed in June 1999 due to circumstances beyond the control of the Company; hence it remained dormant until December 2001.

Nature of Operations

The Company sells and installs automobile sunroofs and customized accessories primarily for automobile dealers in southeastern Michigan and Ontario, Canada.

Note B - Summary of Significant Accounting Policies

Consolidated Financial Statements

The consolidated financial statements include the accounts of Ideal Accents, Inc. and its majority owned subsidiaries. The Companies consolidated in the accompanying financial statements are as follows:

		2001
	Company	Revenues
• Ideal Accents, Inc. - Ferndale	$ 4,538,488
• Ideal Accents, Inc. - Ann Arbor	789,127
• Ideal Accents, Inc. - Taylor	1,003,570
• T.O.E., Inc.	1,927,798
• Motor City Sunroof	45,387
• Somani Holdings	60,547
• Autofun Canada	--
	$8,364,917

All significant intercompany balances and transactions have been eliminated in the consolidation.

Method of Accounting

The Company maintains its books and prepares its financial statements on the accrual basis of accounting. The company records revenue when the services have been rendered and the product has been delivered.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short-term interest bearing financial instruments and may periodically exceed federally insured amounts.

- continued -

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B - Summary of Significant Accounting Policies - continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

Bad Debts/Doubtful Accounts

The company has elected not to establish an allowance for bad debts based on historical experience and management's evaluation that all accounts receivable are collectible.

Inventory

Inventory consists of automobile sunroof kits and customizing accessories and is stated at the lower of cost (primarily first-in, first-out) or market.

Advertising Expenses

Advertising expenses are charged against operations during the period incurred, except for direct-response advertising costs, which are capitalized and amortized over periods not exceeding one year. Advertising expenses charged against operations were $46,682 and $66,454 for the year ended December 31, 2001 and 2000, respectively. The Company did not incur any direct-response advertising costs during 2001 and 2000.

Property, Equipment and Depreciation

Property and equipment are presented at original cost, less accumulated depreciation. Depreciation is computed on various methods at annual rates based upon estimated useful lives as follows:
Vehicles	5 Years
Equipment, Furniture and Fixtures	5 - 10 Years
Leasehold Improvements	5 - 39 Years

The cost of significant improvements to property and equipment are capitalized. Maintenance and repairs are expensed as incurred. Upon sale or retirement of property and equipment, the cost and related depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to income.

Goodwill

Goodwill results from the excess of the fair market value of assets acquired over the purchase price. Goodwill is carried at cost and is no longer being amortized. The Company's policy is to periodically review the value assigned to goodwill to determine if it has been permanently impaired by adverse conditions, which might affect the Company. Such reviews include an analysis of current results and take into consideration the discounted value of projected operating cash flow (earnings before interest, taxes and depreciation and amortization).

Customer Lists

Customer lists result from the acquisition of Somani Holdings Corp. on December 13, 2001. Customer lists are carried at cost and will be amortized on the straight-line method over three years beginning on January 1, 2003.

Income Taxes

The Companies had elected to be treated as "S Corporations" for Federal income tax purposes and, as such, income taxes are paid directly by the individual shareholders on their individual income tax returns. The Companies were however subject to state income tax. The Company will be subject to Federal and State income taxes effective with the Plan of Reorganization and Merger on December 13, 2001.

- continued -

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B - Summary of Significant Accounting Policies - continued

Impairment of Assets

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company assesses all long-lived assets for impairment at least annually or whenever events or circumstances indicate that the carrying amount may not be recoverable

Financial Instruments

The Company's financial instruments consist of cash, long-term investments, and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

Warranty Policy

The cost of warranty work due is currently recorded as an expense in the period incurred. Based on the Company's historical experience, management believes no provisions for future warranty work is deemed necessary.

Earnings per Share

Earnings per share of common stock are computed in accordance with SFAS No, 128, "Earnings per Share". Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings per share.

Transactions involving common stock or common stock equivalents affecting weighted average number of shares outstanding or earnings per share include common shares designated for the performance escrow on December 13, 2001 and the issuance of exchangeable shares at December 13, 2001.

Recent Accounting Pronouncements

During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Accounting for Goodwill and Other Intangibles", which specifies that goodwill and some intangible assets will no longer be amortized, but instead will be subject to periodic impairment testing. This pronouncement is effective for the Company beginning January 1, 2002. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 142. Management does not anticipate that the adoption of SFAS No. 142 will have any material impact on the financial statements but may impact the financial statements for later quarters for the effects of future business acquisitions.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for the Company on January 1, 2002. This Statement supercedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of", and other related guidance. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 144, but it is not expected to have any material impact on the financial statements.

- continued -

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B - Summary of Significant Accounting Policies - continued

Quantitative and Qualitative Disclosures of Market Risk

The Company is exposed to financial market risk resulting from changes in interest rates. As a policy, the Company does not engage in speculative or leveraging transactions, nor hold or issue financial instruments for trading purposes.

The nature and amount of the Company's short-term and long-term debt can be expected to vary as a result of future business requirements, market conditions and other factors. As of December 31, 2001, all of the Company's debt was fixed rate except for the line of credit, which the interest rate varies at 1% to 2.5% above the bank's prime rate. The Company's long-term debt includes $712,533 of capital lease obligations, and additional term and installment obligations of $247,252. While fluctuations in interest rates may affect the fair value of this debt, interest expense will not be affected due to the fixed interest rate of the notes and capital lease obligations.

Note C - Property and Equipment

Property and equipment consisted of the following:

December 31,	2001	2000

Building (See Note E)	$ 715,697	$ 715,697
Land	50,000	50,000
Vehicles	309,051	304,809
Equipment	205,296	165,689
Office Equipment	187,282	162,364
Leasehold Improvements	68,172	21,156
	$ 1,535,498	$ 1,419,715
Less: Accumulated Depreciation	821,321	657,114

Net Property and Equipment	$ 714,177	$ 762,601

Depreciation expense for the year ended December 31, 2001 and 2000 was $68,417 and $95,056, respectively.

Note D - Intangible Assets

                               Intangible assets consisted of the following:

June 30,	2001	2000

Customer Lists	$ 122,019
Goodwill	61,800
Other	-
	$ 183,819
Less: Accumulated Amortization	(29,264)

Net Intangible Assets	$ 154,555

                                No amortization expense was recorded for the years ended December 31, 2001 or 2000.

Note E - Lines of Credit

T.O.E., Inc. has available a line of credit with a Citizens Bank with a maximum of $100,000. The line of credit bears interest at 1% above the prime rate (5.75% at December 31, 2001). The line of credit is collateralized by a substantial portion of certain assets of the Company and bears the personal guarantees of the stockholders. The amounts outstanding on the line of credit at December 31, 2001 and 2000 were $97,213 and $92,313, respectively.

Somani Holdings, Inc. has available a line of credit with The Royal Bank of Canada with a maximum of $250,000 CDN (approximately $157,000 U.S. at December 31, 2001). The line of credit bears interest at 2.5% above the prime rate (7.25% at December 31, 2001). The line of credit is collateralized by a substantially all the assets of the Company and bears the personal guarantees of certain stockholders. The amounts outstanding on the line of credit at December 31, 2001 was $150,888 U.S.

- continued -

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note E - Lines of Credit - continued

AutoFun Canada, Inc. has available a line of credit with The Royal Bank of Canada with a maximum of $150,000 CDN (approximately $94,000 U.S. at December 31, 2001). The line of credit bears interest at 2% above the prime rate (6.75% at December 31, 2001). The line of credit is collateralized by a substantially all the assets of the Company and bears the personal guaranty of one of the stockholders. The amounts outstanding on the line of credit at December 31, 2001 was $25,148 U.S.

Note F - Notes Payable

Notes payable consisted of the following:
December 31,	2001	2000

Ideal Accents - Taylor had available a line of credit with Charter Bank with a maximum of $50,000. The line of credit bore interest at 2% above the prime rate. The line of credit was collateralized by a substantial portion of certain assets of the Company and bears the personal guarantees of the stockholders. In November 2001, the line of credit was converted to a term loan with the same bank. The term loan is for a 3-year term with interest at 2% above the bank's prime rate (6.75% at December 31, 2001) and monthly principal and interest payments amount to $1,406. The loan is collateralized by a substantial portion of certain assets of the Company and bears the personal guarantees of the stockholders.	$ 44,090	$ 44,689

Ideal Accents - Ferndale had a term note payable with Michigan National Bank. The note was for a 3-year term commencing December 1999 with monthly payments of $10,150 including interest at 9.5%. The loan was collateralized by a substantial portion of certain assets and bears the personal guarantees of the stockholders. This loan was repaid with the proceeds of a loan with Citizens Bank in November 2001. The new note bears interest at 7.75% is collateralized by a substantial portion of certain assets and becomes due in May 2002.	128,000	196,063

Somani Holdings, Inc. has a demand loan payable with The Royal Bank of Canada. The Loan is for a term of 1-year, 8 months commencing November 2001 with monthly payments of $1,310 principal plus interest at 2.5% above the bank's prime rate (approximately 7.25% at December 31, 2001). The loan is collateralized by substantially all of the assets of the Company and bears the personal guarantees of certain stockholders.	15,723	--

- continued -

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F - Notes Payable - continued
December 31,	2001	2000

Somani Holdings, Inc. has a loan with the Business Development Bank. The loan is for a 5-year term commencing June 1997 with monthly payments of $534 principal plus interest at 3.5% above the banks base rate (approximately 8.25% at December 31, 2001). The loan is collateralized by substantially all of the assets of the Company and bears the personal guaranty of certain stockholders.	$ 10,026	$ --

Various installment loans payable primarily for vehicles with monthly payments aggregating $1,996. The terms of the installment loans range from 3 to 5 years with interest rates ranging from 10% to 18%.	49,413	76,943

Sale/Leaseback arrangement for its operating facility in Ferndale, Michigan. Under the arrangement, the Company sold its land and operating facilities to East Washington partnership and leased them back under a 15-year lease due October 31, 2014, payable in monthly payments of $7,525 including imputed interest at 10.69%. The lease contains an option to purchase the building at anytime beginning in August 2000. The initial purchase price under the option is $835,000 with the price escalating throughout the lease term.	712,533	737,507

Total Notes Payable	$ 959,785	$ 1,055,202

Less: Amount Due Within One Year	198,792	190,062

Amount Due After One Year	$ 760,993	$ 865,140

                        Maturities of long term debt for the five years succeeding December 31, 2001 are as follows:

2002	2003	2004	2005	2006
$ 198,792	$ 61,719	$ 47,128	$ 27,905	$ 38,293

Interest expense for the year ended December 31, 2001 and 2000 was $110,395 and $164,654, respectively.

During the year ended December 31, 2001, the Company negotiated its trade payable due with a significant vendor for payment over 2 years and accordingly, a portion of accounts payable has been classified as long term in the accompanying financial statements.

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G - Lease Commitments

The company leases all of its facilities. The Ferndale location was sold under a sale/leaseback transaction in 1999. The resulting lease has been accounted for as a capital lease. The Troy location is leased from an entity in which owners of Ideal Accents, Inc. also hold an interest. The lease requires monthly rent of $4,000. The Taylor location is leased from an unrelated entity for a 3-year term commencing February 2001, requiring monthly rentals of $4,207. The Toronto location is leased from an unrelated entity for a 3-year term commencing June 2000, requiring monthly rentals of $2,881. Rent expense for the year ended December 31, 2001 and 2000 was $95,795 and $97,400, respectively.

The future minimum lease payments are as follows:

2002	2003	2004	2005	2006
$ 132,427	$ 115,779	$ 52,207	$ 48,000	$ 48,000

Note H - Related Party Transactions

Notes Payable - Officers

During 2001 and 2000, the Company received advances and payments from certain of its stockholder. The notes contain no formal repayment terms, however interest amounting to $8,237 and $19,533 at December 31, 2001 and 2000, respectively, has been imputed in the accompanying financial statements.

Note I - Common Stock

The capital structure of the Michigan and Canadian Companies prior to the Merger (Recapitalization) with and acquisition by Ideal Accents, Inc. (Florida) on December 13, 2001 was as follows:
Ideal Accents - (Ferndale) and its wholly owned subsidiary JTM, Inc. d/b/a Motor City Sunroofs	- $1 par, 1,000 authorized, 513.6 issued and outstanding.
T.O.E., Inc. - (Troy)	- $.30 par, 66,667 authorized, 46,667 issued and outstanding.
Ideal Accents - (Ann Arbor)	- No par, 50,000 authorized, 1,000 issued and outstanding.
Ideal Accents - (Taylor)	- No par, 10,000 authorized, 798 issued and outstanding.
Somani Holdings, Inc. d/b/a Automotive Sunroof Co.	- $1 par, unlimited authorization, 120 issued and outstanding.
AutoFun Canada, Inc.	- No par, unlimited authorization, 9,131,508 issued and outstanding.

Ideal issued 5,350,000 shares of its common stock pursuant to the Share Exchange Agreement in exchange for all of the outstanding shares of the Michigan companies. Under the share exchange agreement, Ideal issued 130,500 shares of its common stock and Ideal Accents Holding, Inc. issued 5,250,958 Exchangeable Shares in exchange for all of the outstanding shares of Somani Holdings, Inc. and AutoFun Canada, Inc.

IDEAL ACCENTS, INC. AND SUBSIDIARIES

(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note J - Performance Escrow Agreement

Pursuant to an escrow agreement dated March 11, 2002, certain shareholders have placed shares of common stock and exchangeable shares, issued by Ideal Accents Holdings, Inc., received under the share exchange agreement in escrow. The common stock is to be released to the shareholders upon the achievement of specific dollar amounts of revenue and only if the Company was profitable on a pre-tax basis during the preceding year. The shares placed in escrow are considered issued and outstanding but they are not considered in the calculations of basic and diluted earnings per share as of the date placed in escrow.

The following shareholders have entered into the escrow agreement:
Shareholder	# of Shares
Joseph O'Conner	4,479,481
Ayaz Somani	1,520,800
Naseem Somani	760,400
Karim Suleman	2,031,250

Under the escrow agreement, shares will be released when revenue, in any fiscal year, exceeds the following levels and the Company was profitable on a pre-tax basis for that fiscal year:
•	Twenty-five percent of the escrowed shares when aggregate consolidated revenues exceed $25,000,000;
•	Additional twenty-five percent of the escrowed shares when aggregate consolidated revenue exceeds $50,000,000;
•	Additional twenty-five percent of the escrowed shares when aggregate consolidated revenues exceeds $75,000,000;
•	The remaining escrowed shares when aggregate consolidated revenue exceeds $100,000,000.

The release of the shares from escrow will result in compensation expense to the company based upon the fair value of the shares at the date the shares are released.

Note K - Net Income Per Common Share

The following is reconciliation from basic earnings per share to diluted earnings per share as of December 31, 2001 and 2000, respectively:
	Net Income (Loss)	Weighted Average Shares Outstanding	Earnings Per Share

2001
Basic	$ 318,530	$ 9,597,315	$ .03
Effect of Dilution:
12/13/01 - Issuance of Exchangeable Per Shares of 5,250,958 Net of Shares Placed in Escrow of 4,312,450		48,854

Diluted	$ 318,530	$ 9,646,169	$ .03

2000
Basic	$ (33,559)	$ 9,837,755	$ .00
Effect of Dilution		-

Diluted	$ (33,559)	$ 9,837,755	$ .00

On December 13, 2001, 4,749,481 of shares outstanding were restricted to the performance escrow account and accordingly the weighted average number of shares have been removed from the computation of both basic and diluted earnings per share as the conditions for release had not been met.

On December 13, 2001, 4,312,450 of exchangeable shares were restricted to the performance escrow account and accordingly were removed from computation of both basic and diluted earnings per share as the conditions for release had not been met and hence could not be convertible into Ideal's common stock.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note L - Other Matters

Stock Option Plan

In December 2001, the company adopted a stock option plan in which officers, directors, and employees, as well as external consultants and advisors may participate. The maximum number of shares available under the plan is 5,000,000. The terms under which the options are granted is determined by the board of directors. No options have been granted as of the date of these financial statements.

Subsequent Planned Acquisition

In February 2002, the company entered into a non-binding letter of intent to acquire certain assets and assume certain liabilities of a Michigan corporation engaged in the auto accessory business. The purchase price consists of $50,000 in cash, the share equivalent of $100,000 payable in shares of common stock of Ideal Accents, Inc., and the assumption of $200,000 in debt obligations. The number of shares issued will be based upon the average closing price of the stock for the 10 days prior to closing. The acquisition is anticipated to close in May 2003. The assets and income from continuing operations of the businesses acquired did not equal or exceed 20% of the consolidated assets or consolidated income from continuing operations and accordingly, audited financial statements of the businesses acquired are not presented.

Note M - Proforma Statements of Operations

The Unaudited Proforma Consolidated Statements of Operations of the Company for the years ended December 31, 2001 and 2000 (the "Proforma Statements of Operations"), have been prepared to illustrate the estimated effect of the acquisitions of Somani Holdings, Inc. a/k/a Automotive Sunroof Company and AutoFun Canada. The Proforma Statements of Operations do not reflect any anticipated cost savings from the Somani Holdings Acquisition, and there can be no assurance that any such cost savings or synergies will occur. The Proforma Statements of Operations give proforma effect to the Somani Holdings, Inc. and AutoFun Canada transactions as if they had occurred on January 1, 2000. The Proforma Statements of Operations do not purport to be indicative of the results of operations of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The proforma adjustments, if any are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.

A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Proforma Statements of Operations based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the proforma amounts included herein. These proforma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based on available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Proforma Financial Statements are subject to change, and the final amounts may differ substantially.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M - Proforma Statements of Operations - continued
PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

		Somani	Autofun		Proforma	Proforma
For the Year Ended December 31,	2001	Holdings, Inc.	Canada, Inc.		Adjustments	2001

Net Sales	$ 8,364,917	$ 951,441	$ --		$ --	$ 9,316,358

Cost of Goods Sold
Materials	3,616,176	513,652	--		--	4,129,828
Labor and Overhead	2,529,922	255,694	--	(B)	110,000	2,895,616

Total Cost of Goods Sold	6,146,098	769,346	--		110,000	7,025,444

Gross Profit	2,218,819	182,095	--		(110,000)	2,290,914

Operating Expenses
Advertising and Promotion	46,682	5,132	--		--	51,814
General and Administrative	1,645,963	252,963	122,648	(B)	(110,000)	1,911,574

Total Operating Expenses	1,692,645	258,095	122,648		(110,000)	1,963,388

Net Income (Loss) from Operations Before
Depreciation and Amortization, Interest and Taxes	526,174	(76,000)	(122,648)	(A)	--	327,526

Depreciation and Amortization Expense	68,417	5,729	336		40,672	115,154

Net Income (Loss) Before Interest and Taxes	457,757	(81,729)	(122,984)		(40,672)	212,372

Interest Expense	110,395	22,737	4,011		--	137,143

Net Income (Loss) Before Taxes	347,362	(104,466)	(126,995)		(40,672)	75,229

Provision for Taxes	28,832	65	--		--	28,897

Net Income (Loss)	$ 318,530	$ (104,531)	$ (126,995)		$ (40,672)	$ 46,332

(A) To record amortization expense on the acquisition of customer lists acquired over the period of three years.
(B) To eliminate intercompany management fees.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M - Proforma Statements of Operations - continued

PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the Year Ended December 31,	2000	Somani Holdings, Inc.	Autofun Canada, Inc.		Proforma Adjustments	Proforma 2000

Net Sales	$ 8,928,050	$ 1,143,912	$ --		$ --	$ 10,071,962

Cost of Goods Sold
Materials	3,854,821	506,720	--		--	4,361,541
Labor and Overhead	2,735,418	335,992	--		--	3,071,410

Total Cost of Goods Sold	6,590,239	842,712	--		--	7,432,951

Gross Profit	2,337,811	301,200	--		--	2,639,011

Operating Expenses
Advertising and Promotion	66,454	11,165	1,462		--	79,081
General and Administrative	2,018,590	278,854	100,803		--	2,398,247

Total Operating Expenses	2,085,044	290,019	102,265		--	2,477,328

Net Income (Loss) from Operations Before
Depreciation and Amortization, Interest and Taxes	252,767	11,181	(102,265)		--	161,683

Depreciation and Amortization Expense	95,056	10,394	207	(A)	40,672	146,329

Net Income (Loss) Before Interest and Taxes	157,711	787	(102,472)		(40,672)	(15,354)

Interest Expense	164,654	29,537	2,179		--	196,370

Net Income (Loss) Before Taxes	(6,943)	(28,750)	(104,651)		(40,672)	(181,016)

Provision for Taxes	26,616	97	--		--	26,713

Net Income (Loss)	$ (33,559)	$ (28,847)	$ (104,651)		$ 40,672	$ (207,729)

(A) To record amortization expense on the acquisition of customer lists acquired over the period of three years.

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note N - Restatement

The financial statements have been restated to adjust the calculation of the purchase price of Somani Holdings, Inc. and AutoFun of Canada. The restatement was made to give effect to an intercompany payment reflected as loans from stockholders. Accordingly, loans from stockholders have been increased by $67,500 with a corresponding increase to customer lists. Customer lists are included in intangible assets in the accompanying financial statements. The financial statements have also been revised to restate the number of common shares of Ideal Accents, Inc. issued in connection with the acquisition of the Canadian subsidiaries and to disclose the amount of exchangeable shares issued in connection with the acquisition. Earnings per share data have been restated for all periods. The restatements had no effect on net income or stockholders' equity at December 31, 2001 or 2000.

INDEPENDENT AUDITORS' REPORT ON CONSOLIDATED SUPPLEMENTARY INFORMATION

Ideal Accents, Inc. and Subsidiaries
(A Florida Corporation)
Miami, Florida

            Enclosed for your review is a consolidated supplementary schedule prepared in conjunction with the audits of Ideal Accents, Inc.'s financial statements for the year ended December 31, 2001 and 2000. This supplementary information is presented for purposes of additional analysis and is not a required part of the basic financial statements.

            The information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects when considered in conjunction with the basic financial statements taken as a whole.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
January 28, 2002 (Except for
Note L for which the date is
November 25, 2002)

IDEAL ACCENTS, INC. AND SUBSIDIARIES
(A FLORIDA CORPORATION)
Miami, Florida
CONSOLIDATED SUPPLEMENTARY SCHEDULES
	(Restated)
For the Years Ended December 31,	2001	2000

Cost of Goods Sold
Materials and Supplies	$ 3,616,176	$ 3,854,821
Delivery Gas and Maintenance	121,538	148,582
Insurance	125,819	120,544
Other Expenses	54,059	64,674
Payroll Taxes	232,670	262,812
Shop Maintenance	71,213	142,314
Temp Services: Leased Employees	1,868,494	1,939,809
Utilities	56,129	56,683

Total Cost of Goods Sold	$ 6,146,098	$ 6,590,239

General and Administrative Expenses
Insurance - General	$ 104,820	$ 82,404
Legal & Accounting	38,970	36,054
Meals & Entertainment	55,408	54,646
Office Expenses	204,175	167,451
Payroll Services	80,411	77,236
Property Taxes	43,383	29,776
Rent	98,676	97,400
Telephone	100,580	106,233
Temp Services: Leased Employees	919,540	1,367,390

Total General and Administrative Expenses	$ 1,645,963	$ 2,018,590

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Ideal to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The forgoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Ideal may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Corporation would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney's fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Ideal in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Ideal and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Ideal nevertheless indemnifies each person described above to the fullest extent permitted by all potions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ideal pursuant to the foregoing provisions, or otherwise, Ideal has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by our Corporation in connect with the issuance and distribution of the securities being registered. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will not pay any part of these expenses.

SEC Registration Fee	$411.42
Legal Fees and Expenses*	$50,000.00
Accounting Fees and Expenses*	$50,000.00
Miscellaneous and Distribution*	$10,000
TOTAL*	$110,411.42

ITEM 26. RECENT SALE OF UNREGISTERED SECURITIES

On December 13, 2001 Ideal issued 5,480,500 shares of common stock and its subsidiary Ideal Accents Holdings Inc. issued 5,250,958 exchangeable shares for the acquisition of all of the outstanding shares of Ideal Accents, Inc. (Ferndale), Ideal Accents, Inc. (Ann Arbor), Ideal Accents, Inc. (Taylor), T.O.E., Inc., Somani Holdings Inc., and AutoFun Canada Inc. The exchangeable shares have similar rights to the common stock and are exchangeable at any time for shares of common stock. In completing these transactions we relied upon the Exemption from Registration provided in Section 4(2) of the Securities Act of 1933 because each person acquiring the shares exchanged their shares pursuant to a negotiated share exchange agreement among a limited number of purchasers each of whom acquired the shares with the intent to hold the shares. The transaction did not include any general solicitation.

In November 2001 and prior to the Share Exchange, Ideal Accents Inc. (Ferndale), one of the acquired subsidiaries, raised $75,000 at $0.75 per share for 100,000 shares from one accredited investor as defined in Rule 501(a) 5 of Regulation D. We relied on exemptions under Rule 504 of Regulation D. The funds were used for general corporate purposes.

In September of 2000, prior to the Share Exchange, Auto Fun Canada Inc., another of the acquired subsidiaries, raised $459,000 Canadian or approximately US$ 302,940 from twelve investors, and during November 2001 received a further US$ 417,873 from thirty-three investors in reliance on the fact that Auto Fun Canada Inc. was a closely held issuer as defined in the Ontario Securities Act (the Act) and exemption provided in Section 72(1) of the Act and the Ontario Securities Commission Rule 45-501 (revised). The funds were used for general corporate purposes.

Page II-1

ITEM 27. EXHIBITS AND REPORTS ON 8-K

(a) EXHIBITS: The following exhibits are filed as part of this registration statement.

Exhibit No.	Description
2.1	US Share Exchange Agreement between Ideal Accents, Inc., Ideal Accents, Inc. (Ann Arbor), Ideal Accents, Inc. (Taylor), TOE Inc., and the Shareholders dated December 13, 2001
2.2	Canadian Share Exchange Agreement between Ideal Accents, Inc., Ideal Accents (Nova Scotia) Company., Ideal Accents Holdings Inc., AutoFun Canada Inc., Somani Holdings Inc., and the Shareholders dated December 13, 2001
3.1	Articles of Incorporation dated January 21, 1999
3.2	Amendments to Articles of Incorporation dated February 17, 1999, December 11, 2001 and December 12, 2001
3.3	By Laws dated March 4, 1999 and amendment to By Laws dated March 6, 1999
4.1	Instruments Defining Rights of Security Holders - Ideal Accents, Ideal Accents Holdings Inc.
4.2	Voting and Exchange Agency Agreement between Ideal Accents, Inc., Ideal Accents Holdings Inc., and Medallion Capital Corp. dated December 13, 2001
4.3	Exchangeable Share Support Agreement between Ideal Accents, Inc., Ideal Accents (Nova Scotia) Company, and Ideal Accents Holdings Inc. dated December 13, 2001
5.1	Opinion re: Legal Matters provided by Andreas M. Kelly dated December 5 2002
10.1	Business Loan Agr. - Ideal Accents, Inc. (Ferndale) - Citizens Bank dated November 15, 2001
10.2	Business Loan Agr. - T.O.E., Inc. - Citizens Bank dated July 18, 2001
10.3	Business Loan Agr. - Ideal Accents, Inc. (Taylor) - Charter Bank dated November 26, 2001
10.4	Demand Loan Financing Agreement - Somani Holdings Inc. - Royal Bank dated November 23, 2001
10.5	Demand Loan Financing Agreement - AutoFun Canada Inc. - Royal Bank dated February 3, 2000
10.6	Lease - Ideal Accents, Inc. (Ferndale) dated November 1, 1999 between Ideal Accents, Inc. (Ferndale) and East Washington Partnership
10.7	Lease - Ideal Accents, Inc. (Taylor) dated February 2, 2001between Ideal Accents, Inc. (Taylor) and Michael and JoAnn Morss
10.8	Lease - Somani Holdings Inc. Dated the 11th day of April 1995 and renewed January 12, 2000 between Scarborough Financial Services Limited and Automotive Sunroof Company
10.9	Lease - T.O.E. Inc. between T.O.E.S. and TOE Inc. dated January 2, 1999
10.10	Ideal Accents, Inc. 2001 Stock Option Plan dated December 13, 2001
10.11	Performance Escrow Agreement between Ideal Accents, Inc., Ideal Accents Holdings Inc., Joseph O'Connor, Ayaz Somani, Naseem Somani, Karim Suleman, and Macleod Dixon, LLP dated March 11, 2002
10.12	Non-Binding Letter of Intent between Ideal Accents, Inc. and Auto Conversions, Inc. dated February 20, 2002
10.13	Asset Purchase Agreement between Ideal Accents, Inc., Auto Conversions, Inc. and Michael Patten dated April 11, 2002. Amendment to the Asset Purchase Agreement for Auto Conversions, Inc.
10.14	Amending Agreement dated December 4, 2002.
21.1	Subsidiaries of Ideal
23.1	Consent of Auditors provided by Rotenberg & Company, LLP dated January 3, 2003
23.2	Consent of Auditor provided by Aloudin A. Jamal dated January 9, 2003.
24.1	Power of Attorney dated April 10, 2002
99.1	Somani Holdings Inc. financial statements for the periods ending May 31, 2001 and May 31, 2000
99.2	Somani Holdings Inc. financial statements for the period ending November 30, 2001
99.3	Auto Fun Canada Inc. financial statements for the period ended February 29, 2000
99.4	Auto Fun Canada Inc. financial statements for the period ended February 28, 2001
99.5	Auto Fun Canada Inc. financial statements for the period ended November 30, 2001
99.6	Information on subsidiary financial statements of Somani holdings, inc. A.k.a. Automotive Sunroof Co. and Autofun Canada, Inc.

Page II-2

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, treats each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

4. In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario on January 30, 2003

IDEAL ACCENTS INC.
By: /s/ KARIM SULEMAN
Name: Karim Suleman
Title: Exec. Vice President, Secretary, & Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed by the following persons in the capacities and on the date stated.

The Registrant and each person whose signature appears below hereby appoints Karim Suleman as attorney-in-fact with full power of substitution, to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this registration statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this registration statement with the Commission.

SIGNATURE	TITLE	DATE

s/ Joseph P O'Connor
Joseph P. O'Connor	Chief Executive Officer, Chairman	January 30, 2003
and Director (Principal Executive Officer)

/s/ Ayaz Somani
Ayaz M. Somani	President and Director	January 30, 2003
(Principal Accounting Officer)

/s/ Karim Suleman
Karim K. Suleman	Executive Vice President, Secretary,	January 30, 2003
Treasurer, and Director
(Principal Accounting Officer)

Page II-3